PROSPECTUS
                                                     FILED PURSUANT TO
                                                     RULE NO. 424(b)(3)
                                                     REGISTRATION NO. 333-71733


                          [LOGO] foreignTV.com, Inc.

                              1,700,000 Units
                               ----------------

   This is an initial public offering of our securities. Westminster Securities Corporation, our underwriter, acting as our exclusive agent, is offering for sale a minimum of 850,000 units and a maximum of 1,700,000 units. The underwriter has agreed to exert its best efforts to sell the units on our behalf, but has not committed to purchase any of the units for itself.

  Each unit consists of

  . one share of common stock and
  . one warrant, which

    . entitles the holder to purchase one share of common stock at a price of $9.00 at any time through April 12, 2002.
    . may be redeemed by us, under certain circumstances, at $0.05 per warrant at any time prior to its expiration.
                               ----------------

   We are still in the planning stages of our development and have not as yet commenced any operations. These are speculative securities. Please read the Risk Factors beginning on page 5 before making a decision to invest in our securities.
                               ----------------

   The underwriter will deposit all investor funds in an escrow account that will be established at Citibank, N.A., 120 Broadway, New York, New York 10271.

  . If the underwriter cannot sell at least 850,000 units by July 12, 1999, unless extended for up to an additional 90 days, this offering will be terminated and all investor funds in the Citibank escrow account will be promptly returned to investors, with interest.

  . If the underwriter is able to sell at least 850,000 units by July 12, 1999, unless extended for up to an additional 90 days, we will receive all investor funds in the Citibank escrow account, less the underwriter's commissions and expense reimbursements, and this offering will continue until the earlier of the sale of all 1,700,000 units or October 11, 1999.

                               ----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. It is illegal for any person to tell you otherwise.

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                                                                 Total
                                                         ----------------------
                                                Per Unit  Minimum     Maximum
                                                -------- ---------- -----------
Public offering price..........................  $6.00   $5,100,000 $10,200,000
Underwriting commissions.......................  $ .48   $  408,000 $   816,000
Proceeds, before expenses, to foreignTV.com....  $5.52   $4,692,000 $ 9,384,000

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   We have applied to the Nasdaq SmallCap Market to list our units, common stock and warrants under the symbols FNTVU, FNTV and FNTVW. If we do not satisfy the Nasdaq SmallCap Market's initial listing requirements, we intend to have our units, common stock and warrants quoted on the OTC Bulletin Board.

                               ----------------

                     Westminster Securities Corporation

                               ----------------

                              April 13, 1999

                                    SUMMARY

   The following summary highlights selected information from this prospectus and may not contain all the information that is important to you. To understand our proposed business and this offering fully, you should read this entire prospectus carefully, including the financial statements and related notes beginning on page F-1.

Our Proposed Business

   We aim to become a leading Internet broadcaster, initially specializing in the origination of compelling foreign content, which we believe is not currently available in a similar format on the Internet. We propose to develop a number of related Internet Web sites, commonly called a network, utilizing geographic location-specific site addresses that we have licensed for our exclusive use for an initial term of 25 years. Each site on our proposed foreignTV.com network will be accessible either directly by its own site address or through our network's primary site at foreignTV.com. Each site will offer original programming, in English, about local events, news, politics, entertainment, business and culture, with a strong human interest appeal to provide viewers with a sense of what it is like to not only visit but actually live and work in that particular location. We initially intend to hire freelance reporters, anchors and producers to develop and produce content for each site. Ultimately, we intend to create additional channels for locations in the United States and for special interest programming.

   Our programming will be viewable on the Internet by means of currently available streaming video technology, which allows a viewer to watch programming without the time consuming task of first downloading content from a Web site to the viewer's computer hard drive. As streaming technology is perfected, we anticipate that watching a program on the foreignTV.com network will be similar to watching a program on network or cable television.

   We will not own the broadcasting technology used to transmit our content over the Internet. We have reached an agreement in principle with Microsoft to use and promote Microsoft's Windows Media Player(TM) on our primary foreignTV.com Web site and on each of our network Web sites as they are developed, to provide our viewers with the ability to download Windows Media Player(TM) for their own use and to employ its Windows Media Technology 4.0 to deliver our streaming video content. Microsoft, in turn, will provide a brief summary of our programming content on its U.S. Web Events Internet site and will enable their viewers to access our Web sites from such site. We intend to contract with Internet service providers for network support and to enter into strategic relationships with other content providers, key Internet companies, and technology and bandwidth providers as we believe such relationships may enable us to increase traffic and brand awareness.

   We expect to offer a comprehensive, informative and entertaining experience. A visitor to our proposed parisTV.com site, for instance, may view an exclusive video news report about current events in Paris, produced in Paris but in English and from an American-style human interest angle; watch an interview with a local personality; go on a video tour of the streets of Paris; preview an award-winning French film; or buy the latest novel or non-fiction book about Paris, sample and purchase French music or make airline, hotel, and restaurant reservations.

   Our belief in the viability of our proposed business is based upon assumptions that we have made about the public's willingness to treat streaming video as an alternative to broadcast television and its acceptance of the Internet as an advertising media and not upon independent feasibility studies and assessments. Our assumptions may not be accurate or well-founded.

Our Concept

   We will attempt to attract viewers to our foreignTV.com Web sites by offering original real-time or on-demand programming that we believe a viewer presently cannot find through other sources due to the American media's trend towards featuring local news to the exclusion of "non-sensational" foreign news. Additionally, we believe that viewers will be attracted to foreignTV.com because of our niche programming, i.e., our concept that viewers prefer channels that offer a particular subject matter as opposed to being grouped into one-size-fits-all categories, and our human interest approach to the subject matter, which will further differentiate us from conventional news and travel sites.

   We intend to offer access to the foreignTV.com network and its programming free of charge to viewers. Our intention is to derive revenues from selling advertising space on our Web sites using targeted marketing efforts. We also intend to obtain commission revenues from electronic commerce tie-ins.

   We are still in the planning stages of our development and have not as of yet created any of the content to be offered on the foreignTV.com network or established any of our contemplated network Web sites. We intend to devote our initial efforts to developing our primary site at foreignTV.com which will offer viewers information about our evolving business and a convenient means to connect to our network Web sites as well as streaming video programming of daily video briefings, film clips and feature stories from a diversity of foreign locations. We will endeavor to complete our primary site at foreignTV.com by the end of 1999. We also intend to establish and commence operation prior to June 30, 2000 of two foreignTV.com network sites for London, England and Paris, France if the minimum number of units that we are offering are sold, and an additional two sites which we anticipate will be for Berlin, Germany and Tokyo, Japan if all of the units that we are offering are sold.

Our History

   We were incorporated in Delaware on November 12, 1998. Our offices are located at 162 Fifth Avenue, Suite 1005A, New York, New York 10010, and our telephone number is (212) 206-1121. Our primary Internet site can be accessed at "http://www.foreigntv.com."

                                  The Offering

Securities offered................   1,700,000 units, at $6.00 per unit, each unit
                                     consisting of  one share of common stock and one
                                     warrant to purchase one share of common stock. The
                                     common stock and warrants will begin to trade
                                     separately on the 31st day after the sale of at least
                                     850,000 units or on such earlier date as may be
                                     determined by the underwriter.
Common stock outstanding prior to
 this offering....................   8,300,000 shares
Common stock to be outstanding af-
 ter                                 9,150,000 shares (minimum)
 this offering(1).................   10,000,000 shares (maximum)
Warrants
 Number to be outstanding after      850,000 warrants (minimum)
  this offering(1)................   1,700,000 warrants (maximum)
 Exercise period..................   The exercise price of each warrant is $9.00 per share,
                                     subject to adjustment in certain circumstances.
 Exercise period..................   The warrants will be exercisable at any time, until
                                     they expire on April 12, 2002.
 Redemption.......................   We may redeem the outstanding warrants in whole or in
                                     part, at any time, upon at least 30 days prior written
                                     notice to the registered holders, at a price of $.05
                                     per warrant, provided that the closing bid price of the
                                     common stock was at least $12.00 for the 20 consecutive
                                     trading days ending on the third business day prior to
                                     our giving notice of redemption to the warrantholders,
                                     and provided there is then a current registration
                                     statement in place for the shares underlying the
                                     warrants.
Nasdaq SmallCap Market (2) symbols for
 common stock.....................   FNTV
 warrants.........................   FNTVW
 units............................   FNTVU

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(1) We have reserved additional shares of our common stock for issuance upon the occurrence of the following:

     . 1,700,000 shares upon exercises of the maximum number of warrants included in the units.

     .  170,000 shares upon exercise of the underwriter's unit warrants.

     . 170,000 shares upon exercises of the warrants included in the underwriter's units.

     . 400,000 shares upon exercises of options available for grant under our stock option plan.

(2) We have applied to the Nasdaq SmallCap Market to list our units, common stock and warrants. If we do not satisfy the Nasdaq SmallCap Market's initial listing requirements, we intend to have our units, common stock and warrants quoted on the OTC Bulletin Board. We cannot assure investors that our securities will be listed on the Nasdaq SmallCap Market.

                         Summary Financial Information

   The following data have been derived from our financial statements and should be read in conjunction with those statements, which are included in this prospectus. The "As Adjusted" financial information gives effect to the sale of both the minimum and maximum number of units as if such sale had occurred at December 31, 1998.

                                                         December 31, 1998
                                                    ----------------------------
                                                    Actual    As Adjusted(1)
                                                    ------ ---------------------
                                                            Minimum    Maximum
                                                           ---------- ----------
Balance Sheet Data:
  Total assets..................................... $    0 $4,698,500 $9,314,000
  Total liabilities................................ $6,670 $        0 $        0
  Stockholders' equity............................. $    0 $4,698,500 $9,314,000

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(1) The "as adjusted" data gives effect to our receipt subsequent to December 31, 1998 of $83,000 in stock subscriptions receivables.

                                  RISK FACTORS

   An investment in our securities involves certain risks. To understand these risks and to evaluate an investment in our securities, you should read this entire prospectus, including the following risk factors.

We do not have any operating history upon which you may evaluate our future performance

   As we have no history of operations, investors will be unable to assess our future operating performance or our future financial results or condition by comparing these criteria against their past or present equivalents.

We cannot predict our future revenues

   We expect to derive our future revenues from the sale of advertising on our Web sites and from commissions upon electronic commerce transactions between our viewers and our advertisers. We do not believe that we will be able to attract advertisers to our Web sites unless we can develop and maintain a viewer base of sufficient size and economic means to offer prospective advertisers meaningful marketing opportunities for their products and services. We cannot assure investors that viewers, generally, will be receptive to our proposed programming content, in which event our future revenue generation capabilities will be materially impaired.

We expect to incur significant losses for the foreseeable future

   We expect to incur significant losses on both a quarterly and an annual basis for the foreseeable future. We cannot assure investors that we will ever achieve profitability.

We will be unable to attract viewers to our Web sites if the public rejects streaming technology

   Our success will depend upon market acceptance of streaming technology as an alternative to broadcast television. Without streaming technology, viewers of our proposed on-demand programming would not be able to initiate its playback until such programming was downloaded in its entirety, resulting in significant waiting times. The acceptance of streaming technology will depend upon a number of factors, including

  . market acceptance of streaming players such as Microsoft's Windows Media Player(TM) and RealNetworks' RealPlayer(R).

  . technological improvements to the Internet infrastructure to allow for improved video and audio quality and a reduction in Internet usage congestion.

  . the ability of Internet users to acquire sufficient skill and experience to download and operate streaming players.

  . reconfiguration of older Web browsers to handle the inclusion of streaming players.

   Early streaming technology suffered from poor audio quality, and current video streaming is of lower quality than conventional media broadcasts. In addition, Internet congestion may interrupt audio and video streams, resulting in user dissatisfaction. Our prospects will be adversely affected if streaming media technology fails to achieve or maintain broad acceptance.

We will be unable to generate revenues if the Internet fails as an advertising medium

   We anticipate deriving revenues from the sale of advertisements on our network. Internet advertising is a new and rapidly evolving industry whose demand and market acceptance has not as yet been proven. Furthermore, standards have as yet been widely accepted for the measurement of the effectiveness of Web-based advertising. Our ability to generate advertising revenue will depend upon a number of factors, including

  .  pricing of advertising on other Web sites.

  .  the amount of traffic on our proposed Web sites.

  . our ability to demonstrate user demographic characteristics that are attractive to advertisers.

  .  the establishment of desirable advertising agency relationships.

   Acceptance of the Internet among advertisers and advertising agencies will also depend, to a large extent, on the level of Internet use by consumers and upon growth in the commercial use of the Internet. Because global commerce and the on-line exchange of information is new and evolving, we are unable to predict with any assurance whether the Internet will prove to be a viable commercial marketplace in the long term. Our prospective revenues would be adversely affected if widespread commercial use of the Internet does not develop or is substantially delayed, or if the Internet does not develop as an effective and measurable advertising medium.

We will be unable to generate revenues if the Internet fails as a retail medium

   Besides advertising, our only other intended source of revenue is from electronic commerce tie-ins.E-commerce has only recently begun to develop and is rapidly evolving. As is typical in a new and rapidly evolving industry, demand and market acceptance for recently introduced services and products are subject to a high level of uncertainty. Consumer satisfaction from shopping over the Internet has been mixed and we cannot assure investors that e-commerce will continue to grow. Our ability to derive revenues from arrangements with e-commerce businesses will depend upon a number of factors, including

  . acceptance by the general public of the Internet as a convenient and safe shopping forum.

  .  the offer of quality products at competitive process.

  . our ability to attract viewers and direct such viewers to our e-commerce business tie-ins.

Any curtailment of free access to streaming technology may affect our ability to attract viewers

   At present, prospective viewers can download streaming software off the Internet, in most instances at no charge. We cannot assure investors that streaming software will continue to be made available to the public free of charge. If users are charged to acquire streaming software, streaming technology may not be widely accepted by Internet users.

Our operations may be adversely affected by Internet infrastructure failures

   Internet infrastructure failures or disruptions caused by increased traffic on the Web, technical difficulties, vandalism or acts of god, among other factors, may impede our ability to transmit streaming video content to viewers. Repeated failures or disruptions may result in viewer dissatisfaction with the Internet as a viewing medium, which may lead to a diminution of our viewer base and resultant impairment of our ability to generate advertising and e-commerce transaction revenues.

We must rely upon telecommunications carriers to provide accessibility to our Web sites

   We will have to rely on local and long-distance telecommunications companies to provide us with data communications capacity. These providers may experience service disruptions or have limited capacity, which could disrupt our provision of streaming video content to our viewers. We may not be able to replace or supplement these services on a timely basis, if at all. In addition, because we must rely on third-party telecommunications services providers for our connection to the Internet, we may not be able to control decisions regarding the availability of, or our access to, services at any particular time.

We may not be able to establish or maintain relationships with third parties upon whom we will depend to provide us with streaming technology, which could result in our inability to provide content to our viewers

   We do not intend to develop our own streaming technology. We intend to license such technology from companies such as Microsoft or RealNetworks in order to deliver our proposed content over the Internet. We cannot assure investors that we will be able to do so.

Our success is dependent on our key personnel who we may not be able to retain and we may not be able to hire enough additional personnel to meet our needs

   Our success will depend to a large degree upon the efforts of our management, our technical and marketing personnel and the reporter/anchors who will be staffing our content bureaus. Our success will also depend on our ability to attract and retain additional qualified management, technical and marketing personnel and reporter/anchors. Hiring employees with the combination of skills and attributes required to carry out our strategy is extremely competitive. We do not have "key person" life insurance policies upon any of our officers or other personnel. Our loss of the services of key personnel, particularly either or both of Jonathan Braun, our vice chairman and chief executive officer, and our president, Albert T. Primo, or our inability to attract qualified replacements, could adversely affect our prospective growth.

We will compete for both viewers and advertisers with numerous larger and well-financed companies

   We expect to compete with

  . other Web sites, Internet access providers and Internet broadcasters that provide content to attract users.

  . on-line services, other Web site operators and advertising networks, as well as traditional media such as television, radio and print, for a share of advertisers' total advertising budgets.

  . traditional media such as broadcast television, cable television, radio and print with international content.

   To compete successfully, we will have to provide sufficiently compelling and popular content to generate users and support advertising intended to reach such users. We believe that the principal competitive factors in attracting Internet users include the quality of service and the relevance, timeliness, depth and breadth of content and services offered.

   We also expect to compete with on-line services, other Web site operators and advertising networks, as well as traditional media such as television, radio and print for a share of advertisers' total advertising budgets. We believe that the principal competitive factors for attracting advertisers include

  . the number of users accessing our Web sites.

  . the demographics of our users.

  . our ability to deliver focused advertising and interactivity through our Web sites.

  . the overall cost-effectiveness and value of advertising on our network.

  . our ability to achieve recognition of the foreignTV.com name.

   Our inability to successfully compete, whether expressed in terms of the number of viewers attracted to our Web sites or in our ability to attract advertising revenues, could materially adversely affect our likelihood of ultimately achieving profitability.

There are major risks associated with establishing international operations

   Our intended establishment of operations centers in foreign countries and hiring freelance reporter/anchors will entail significant expenditures and some knowledge of each country's national and local laws, including tax and labor laws. Only two of our executive officers have any experience in conducting business operations in foreign countries, and such experience is not directly related to our proposed foreign activities. Furthermore, there are certain risks inherent in conducting business internationally, including, among others, regulatory requirements, legal uncertainty regarding liability, difficulties in staffing and managing foreign operations, longer payment cycles, different accounting practices, currency exchange rate fluctuations, tariffs and other trade barriers, political instability and potentially adverse tax consequences, any of which could adversely affect our growth opportunities. Furthermore, we intend to hire English-speaking, experienced freelance reporter/anchors to create the content for each of our Web sites. We cannot assure investors that we will be able to attract and retain such hires.

We may not be able to protect our proprietary rights

   We regard our copyrights, trade secrets and similar intellectual property as significant to our growth and success. We rely upon a combination of copyright and trademark laws, trade secret protection, confidentiality and non-disclosure agreements and contractual provisions with our employees and with third parties to establish and protect our proprietary rights. We have applied for federal trademark protection for "foreignTV.com" and intend to apply for federal trademark protection for all domain names used in the foreignTV.com network. Legal standards relating to the validity, enforceability and scope of protection of certain proprietary rights in Internet-related industries are uncertain and still evolving. We are unable to assure investors as to the future viability or value of any of our proprietary rights or those of other companies within the industry. We are also unable to assure investors that the steps taken by us to protect our proprietary rights will be adequate. Furthermore, we can give no assurance that our proposed business activities will not infringe upon the proprietary rights of others, or that other parties will not assert infringement claims against us.

We will need significant additional financing to grow our proposed network

   Even if we are able to sell all of the units, the net proceeds will be insufficient to enable us to develop, establish and operate more than five foreignTV.com Web sites, including our primary site at foreignTV.com. We will require substantial additional financing in order to seek to expand our network beyond these initial sites, and to become a meaningful competitor in the Internet broadcast industry. We have no current arrangements with respect to, or sources of, additional financing and there can be no assurance that any such financing will be available to us on commercially reasonable terms, or at all. Moreover, if we raise this additional capital through borrowing or other debt financing, we would incur substantial interest expense. Sales of additional equity securities will dilute on a pro rata basis the percentage ownership of all holders of common stock. Any inability to obtain additional financing will materially adversely affect us, including possibly requiring us to significantly curtail operations.

Limitations upon our ability to produce programming may adversely affect our viewer base

   We expect to have limited resources for the foreseeable future to produce original programming. The lack of original programming, with a consequent inability to attract and maintain a significant viewer base, could adversely affect our prospects.

We may be subject to legal liability for Internet content

   We may be subject to claims under both United States and foreign law for defamation, libel, invasion of privacy, negligence, copyright or trademark infringement, or other theories based on the nature and content of our proposed programming. Although we intend to acquire and maintain general liability insurance, it is possible that such insurance may not cover potential claims of this type or may not be adequate to indemnify us for all liabilities that may be imposed upon us. If we incur any liability in excess of our insurance coverage, our proposed business and operating results may be adversely affected.

Government regulation of the Internet could slow its growth

   Although there are currently few laws and regulations directly applicable to the Internet, it is likely that new laws and regulations will be adopted in the United States and elsewhere covering issues as music licensing, copyrights, privacy, pricing, sales taxes and characteristics and quality of Internet services. The adoption of restrictive laws and regulations could slow Internet growth or its use as a commercial or advertising medium.

Security concerns may limit Internet growth and our ability to generate revenues

   Inappropriate use of the Internet by third parties could potentially jeopardize the security of confidential information which could deter certain foreignTV.com viewers from making e-commerce purchases, thereby adversely impacting a potentially significant source of our anticipated revenue. We cannot assure investors that users of our programming or persons accessing e-commerce businesses from our network will not assert claims of liability against us as a result of any such failures or breaches. Further, until more comprehensive security technologies are developed, the security concerns of actual and potential users may inhibit the growth of the Internet service industry in general and our revenue prospects in particular.

The Year 2000 issue could adversely affect our proposed operations

   The Year 2000 issue is the result of computer programs only being able to use two digits rather than four to define the applicable year. Thus, date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. System failures caused by the Year 2000 issue could cause miscalculations and disruptions of operations, including, among others, a temporary inability to process transactions, send invoices or engage in similar normal business activities. We have reviewed our existing systems and we have determined that there are no significant Year 2000 issues that need to be addressed. As we have not as yet established strategic relationships with any Internet service providers or streaming video broadcasters, we are unable to predict the extent to which the Year 2000 issue will affect their rendition of services on our behalf. We also cannot assure investors that the service or product offering of our hardware or software suppliers are Year 2000 compliant.

The interests of our controlling shareholders may conflict with our interests and the interests of our other shareholders

   We license most of the Internet addresses that we intend to use in our proposed business from either Jonathan Braun, our chief executive officer, or from a not-for-profit organization which is controlled by Mr. Braun and certain of our other officers and directors. These relationships may give rise to future conflicts of interest, which may work to our detriment and to that of our other shareholders and to the benefit of these officers and directors. We do not as yet have any independent directors who might otherwise be in a position to impartially resolve any such conflicts.

Our underwriter lacks experience

   Our underwriter has relatively limited experience as a lead underwriter of public equity offerings. This lack of experience may adversely impact both the future liquidity and market price of our securities.

The book value of your common stock will be substantially diluted by as much as $5.49 per share

   The public offering price of the common stock component of the units, assuming no value is assigned to the warrant component, will be substantially higher than the pro forma tangible book value per share of outstanding common stock. Purchasers of common stock in this offering will therefore experience immediate and substantial dilution in tangible book value per share, and the existing stockholders will receive a material increase in the tangible book value per share of their shares of common stock. The dilution to investors in this offering will be $5.49 per share assuming the minimum number of units are sold and $4.93 per share assuming all of the units are sold.

The large number of shares of common stock available for future sale could adversely affect the price of our publicly traded common stock

   All of the shares of common stock sold in this offering will be freely tradeable without further restriction or further registration under the Securities Act. However, shares owned by our affiliates, as this term is defined in the Securities Act, will be restricted and subject to the limitations of SEC Rule 144. Subject to certain contractual limitations, holders of restricted shares generally will be entitled to sell these shares in the public market without registration either pursuant to Rule 144 or any other applicable exemption under the Securities Act. Sales of substantial amounts of restricted shares when they become available for public sale, or the anticipation of such sales, could adversely affect the then prevailing market price of our common stock and may also impair our future ability to raise equity capital.

Our right to issue preferred stock may facilitate management entrenchment

   Our board has the authority to issue up to 5,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting right, of these shares without approval of our stockholders. Any future issuance of shares of preferred stock could be employed by our present management to delay, defer or prevent a change in our control or to discourage bids for our common stock at a premium above its market price solely to retain their respective management positions, which may not be in the best interests of our stockholders, generally. We have no present plans to issue any shares of preferred stock.

The market for our common stock and warrants after this offering may be volatile

   The market price of our securities following this offering may be highly volatile as has been usual with the securities of other small capitalization companies and Internet stocks in general. Factors such as our operating results, announcements as to technological developments and various factors affecting streaming technology and the Internet industry in general may have a significant impact on the market price of our securities. In addition, in recent months the stock market has experienced a high level of price and volume volatility, especially with respect to Internet stocks, and the market prices for the securities of many companies, particularly of small and emerging growth companies, which trade in the over the counter market have experienced high price fluctuation which have not necessary been related to the operating performance of such companies.

We may be subject to the SEC's "penny stock" rules if our common stock falls below $5.00 per share

   If the trading price of our common stock was to fall below $5.00 per share, trading in our securities would be subject to the requirements of the SEC's penny stock rules. These rules require the delivery prior to any penny stock transaction of a disclosure schedule explaining the penny stock market and all associated risks and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors, which are generally defined as institutions or an investor with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with the spouse. For these types of transactions the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our common stock which could severely limit its market price and liquidity.

Investors may not have any significant impact on controlling our affairs

   Upon completion of this offering, our current stockholders, including our officers and directors, collectively, will own approximately 91% of the then issued and outstanding shares of our common stock if the minimum number of units are sold and approximately 83% if all of the units are sold. Stockholders are not entitled to cumulate their votes for the election of directors. Accordingly, it is likely that our current stockholders will be able to elect all of the members of our board and otherwise direct our affairs.

Our inability to achieve a Nasdaq listing for our securities could adversely affect both their liquidity and market price

   If we do not satisfy the initial listing requirements of the Nasdaq SmallCap Market, we expect the units, common stock and warrants will be traded in the over-the-counter market. We anticipate that they will be quoted on the OTC Bulletin Board, an NASD sponsored and operated inter-dealer automated quotation system for equity securities not included in the Nasdaq Stock Market, as well as in the NQB Pink Sheets. The OTC Bulletin Board was introduced as an alternative to "pink sheet" trading of over-the-counter securities. Although we believe that the OTC Bulletin Board has been recognized by the brokerage community as an acceptable alternative to the NQB Pink Sheets, we cannot assure investors that the liquidity and prices of our securities in the secondary market will not be adversely affected.

Warrantholders may be unable to exercise their warrants in the absence of an effective registration statement

   We will be able to issue shares of our common stock upon exercise of the warrants only if there is a then-current prospectus relating to the common stock issuable upon the exercise of the warrants under an effective registration statement filed with the SEC, and only if such common stock is qualified for sale or exempt from qualification under applicable state securities laws of the jurisdictions in which the various holders of warrants reside. Although we have agreed to use our best efforts to meet such requirements, we cannot assure investors that we will be able to do so. The warrants may be deprived of any value and the market for the warrants may be limited if a then current prospectus covering the common stock issuable upon the exercise of the warrants is not effective pursuant to an effective registration statement or if such common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside.

Forward looking statements

   This prospectus contains certain forward-looking statements and information relating to foreignTV.com, Inc. and its proposed business. We have identified forward-looking statements in this prospectus using words such as "believes," "intends," "expects," "predicts," "may," "will," "should," "contemplates," "anticipates," or similar statements.

   These statements are based on our beliefs as well as assumptions we made using information currently available to us. Because these statements reflect our current views concerning future events, these statements involve certain risks, uncertainties and assumptions. Actual future results may differ significantly from the results discussed in the forward-looking statements.

                                USE OF PROCEEDS

   We anticipate that the net proceeds from the sale of the minimum number of units, after deducting underwriting commissions and other expenses of this offering, will aggregate $4,422,500, and $9,010,000 if all of the units are sold. We currently intend to use such net proceeds for the following purposes:

                                              Minimum             Maximum
                                        ------------------- -------------------
  Development and establishment of net-
   work sites.......................... $  300,000   (6.8)% $  600,000   (6.7)%
  Establishment of foreign-based "con-
   tent' bureaus and development of
   programming.........................  2,000,000  (45.2)%  4,000,000  (44.4)%
  Network promotion and advertising....    200,000   (4.5)%  1,500,000  (16.7)%
  Payment of Web address license
   fees(1).............................    158,000   (3.6)%    158,000   (1.7)%
  Working capital and general corporate
   purposes, including payment of offi-
   cers' salaries......................  1,764,500  (39.9)%  2,752,000  (30.5)%
                                        ---------- -------- ---------- --------
                                        $4,422,500 (100.0)% $9,010,000 (100.0)%
                                        ========== ======== ========== ========

--------
(1) Represents payment of license fees to Jonathan Braun, our chief executive officer, and to a not-for-profit organization controlled by Mr. Braun and certain of our other officers and directors for a period of two years from the date of this prospectus.

   The foregoing represents our best estimate of our use of the net proceeds from the sale of units, based upon our present planning, Internet industry conditions and our estimated future revenues and expenditures. We may change our intended use of such net proceeds in response to unanticipated events such as increased expenses, accelerated growth or stronger than anticipated competition, which may cause us to redirect our current priorities and re-allocate or use portions of such net proceeds for other purposes.

   We anticipate that the net proceeds that we will receive from the sale of the minimum number of units will be adequate to fund our currently proposed activities for at least 18 months. Pending our use of such net proceeds, we intend to invest such net proceeds in short-term, investment grade, interest-bearing instruments.

                                    DILUTION

   The difference between the public offering price per share of our common stock, assuming no value is attributed to the warrants included in the units, and the pro forma net tangible book value per share of our common stock after this offering constitutes the dilution to investors in this offering. Net tangible book value per share is determined by dividing our net tangible book value, which represents our total tangible assets less our total liabilities, by the number of outstanding shares of common stock.

   At December 31, 1998 and after giving retroactive effect to our sale in January 1999 of 8,300,000 shares of our common stock at $.01 per share, or an aggregate of $83,000, our net tangible book value was $83,000, or $(.01) per share of common stock. After giving effect to the sale of a minimum of 850,000 and a maximum of 1,700,000 shares of common stock included in the units, less the estimated expenses of this offering, our pro forma net tangible book value at December 31, 1998 would have been $4,698,500, or $.51 per share if the minimum number of units is sold or $9,314,000 or $1.08 per share if the maximum number of units is sold, representing an immediate increase in our net tangible book value of $.51 per share (minimum) and $1.08 per share (maximum) to current stockholders and an immediate dilution of $5.49 per share (minimum) and $4.93 per share (maximum) to new investors. The following table illustrates the foregoing information with respect to dilution to new investors on a per share basis, assuming no value is attributed to the warrants included in the units:

                                                       Minimum      Maximum
                                                     ------------ ------------
   Public offering price............................        $6.00        $6.00
     Net tangible book value before offering........ $(.01)       $(.01)
     Increase attributable to new investors.........   .51         1.08
                                                     -----        -----
   Pro forma net tangible book value after offer-
    ing.............................................          .51         1.07
                                                            -----        -----
   Dilution to new investors........................        $5.49        $4.93
                                                            =====        =====

   The following table sets forth, with respect to our current stockholders and new investors, a comparison of the number of shares of common stock acquired from us, the percentage ownership of such shares, the total consideration paid, the percentage of total consideration paid and the average price per share (1):

                            Shares Purchased                            Total Consideration
                          --------------------                 --------------------------------------  Average Price
                                 Amount          Percentage            Amount             Percent        Per Share
                          -------------------- --------------- ---------------------- --------------- ---------------
                           Minimum   Maximum   Minimum Maximum  Minimum     Maximum   Minimum Maximum Minimum Maximum
                          --------- ---------- ------- ------- ---------- ----------- ------- ------- ------- -------
Existing Stock-holders..  8,300,000  8,300,000  90.7%   83.0%  $   83,000 $    83,000   1.6%    0.8%   $0.01   $0.01
New Investors...........    850,000  1,700,000   9.3%   17.0%  $5,100,000 $10,200,000  98.4%   99.2%   $6.00   $6.00
                          --------- ---------- ------  ------  ---------- ----------- ------  ------
Total...................  9,150,000 10,000,000 100.0%  100.0%  $5,183,000 $10,283,000 100.0%  100.0%
                          ========= ========== ======  ======  ========== =========== ======  ======

--------
(1) Does not include the issuance of up to 2,440,000 shares of our common stock which we have reserved for issuance upon future exercises of options and warrants.

                                 CAPITALIZATION

   The following table sets forth our capitalization at December 31, 1998 and as adjusted to give effect to the sale of the units and the application of the estimated net proceeds derived from the sale of the minimum and maximum number of units offered by this prospectus.

                                                            As Adjusted(1)(2)
                                                --------  ---------------------
                                                 Actual    Minimum    Maximum
                                                --------  ---------- ----------
Stockholders' equity:
  Preferred stock, $.01 par value, 5,000 shares
   authorized; -0- shares issued and
   outstanding.................................      --          --         --
  Common stock, $.01 par value, 30,000,000
   shares authorized; 8,300,000 shares issued
   and outstanding; 9,150,000 and 10,000,000
   shares issued and outstanding, as adjusted.. $ 83,000  $   91,500 $  100,000
  Capital in excess of par value...............        0   4,607,000  9,214,000
  Accumulated deficit..........................        0           0          0
  Less stock subscriptions receivable.......... $(83,000) $        0 $        0
                                                --------  ---------- ----------
     Total stockholders' equity................ $      0  $4,698,500 $9,314,000
                                                ========  ========== ==========

--------
(1) The "as adjusted" data gives effect to our receipt subsequent to December 31, 1998 of $83,000 in stock subscriptions receivables.

(2) Does not include up to 2,440,000 shares of our common stock that we have reserved for issuance upon future exercises of options and warrants.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   We are in a developmental stage. We have not generated any revenues to date. Our entire activity since our inception has been to prepare for our proposed fundraising through an offering of our equity securities.

   We will be unable to begin our proposed operations unless and until we are able to sell a minimum of 850,000 units. We expect to receive net proceeds from such sale of approximately $4,346,000, which we intend to primarily utilize for the development of our primary site at foreignTV.com and for the development and establishment of two Web sites, for the establishment of a European operations base and for program development, as well as for the other purposes set forth under "Use of Proceeds" elsewhere in this prospectus. Our first two location-specific Web sites are expected to be london-TV.com and parisTV.com.

   If we are able to sell all of the units, we expect to receive net proceeds of approximately $8,857,000, which we intend to primarily utilize for the development and establishment of two additional network sites, which we expect to be berlinTV.com and the tokyoTVchannel.com., for a total of five sites. We will also substantially increase our expenditures to promote our proposed foreignTV.com network in an effort to develop advertising revenues and e-commerce tie-in commissions.

   We intend to commence broadcasting on the primary site at foreignTV.com shortly after we sell the minimum number of units. The primary site at foreignTV.com will contain daily news briefings from locations around the world as well as other programming. Most programming found on the primary site at foreignTV.com will also be found on its corresponding location-specific Web site, as and when operational. We intend to launch two location-specific Web sites, if the minimum number of units are sold, and four location-specific Web sites, if the maximum number of units are sold, by March 31, 2000, and additional Web sites at staged intervals thereafter, upon the successful completion of additional financing or if our proposed business becomes profitable.

   Our business plan, which assumes that we will not derive any significant revenues from either advertising sales or e-commerce for at least 12 months after our first sale of units, contemplates that the net proceeds that we expect to receive from the sale of a minimum of 850,000 units should be sufficient to sustain our proposed operations for at least 18 months after our receipt of such net proceeds.

                               PROPOSED BUSINESS

foreignTV.com

   We aim to become a leading Internet broadcaster, initially specializing in the origination of compelling international content, which we believe is not currently available in a similar format on the Internet. We propose to develop a network of Internet Web sites, utilizing geographic location-specific Web site addresses that we have licensed for our exclusive use for an initial term of 25 years, to offer viewers foreign newscasts and other programming produced in various locations worldwide. Each site, or "channel," on our proposed foreignTV.com network, will be accessible either directly by its own Web site address or through our network's primary site at foreignTV.com. Each site will offer original programming, in English, of local events, politics, entertainment, business and culture, with a strong human interest appeal to provide viewers with a sense of what it is like to not only visit but actually live and work in that particular location. We initially intend to hire freelance reporters, anchors and producers to produce the content for each site. Ultimately, we intend to create additional channels for locations in the United States and for special interest programming.

   Our programming will be viewable on the Internet by means of currently available streaming video technology, which allows a viewer to watch live or on-demand programming without the time consuming demands of downloading video directly onto the viewer's computer hard drive. As this technology is perfected, we anticipate that watching a program on the foreignTV.com network will be similar to watching a program on network or cable television.

   We expect to offer a comprehensive, informative and entertaining experience, which will enable a visitor to our proposed parisTV.com web site, for instance, to view an exclusive video news report about current events in Paris, produced in Paris but in English and from an American-style human interest angle; watch an interview with a local personality; go on a video tour of the streets of Paris; preview an award-winning French film; or buy the latest novel or non-fiction book about Paris, sample and purchase French music or make airline, hotel, and restaurant reservations.

   We will not own the broadcasting technology used to transmit our content over the Internet. Rather, we intend to license such technology from streaming media broadcast hosts, and contract with Internet service providers for network support.

Industry Background

 The Internet

   The Internet is a global web of computer networks. Developed over 25 years ago, this "network of networks" allows any computer attached to the Internet to talk to any other using the Internet Protocol. The Internet has traditionally been subsidized by the U.S. federal government. As the number of commercial entities that rely on the Internet for business communications and commerce has increased, the level of federal subsidies has significantly diminished, and funding for the Internet infrastructure and backbone operations has shifted primarily to the private sector. Further, the Internet has historically been used by academic institutions, defense contractors and government agencies primarily for remote access to host computers and for sending and receiving e-mail.

   Individuals are connecting directly to the Internet through Internet access services such as those provided by MCI, NETCOM, PSINet and UUNET. These services are growing as easy-to-use software package make accessing the Internet as easy as getting onto the popular on-line services. To compete with these direct Internet access providers, consumer on-line services including AOL, CompuServe and Prodigy, have also introduced Internet access gateways for their existing subscribers. With these gateways, the on-line services effectively become large Internet "on-ramps," bringing large numbers of subscribers onto the Internet.

 World Wide Web

   Much of the recent growth in Internet use by businesses and individuals has been driven by the emergence of a network of servers and information available on the Internet called the World Wide Web. The Web, based on a client/server model and a set of standards for information access and navigation, can be accessed using software that allows non-technical users to exploit the capabilities of the Internet. The Web enables users to find, retrieve and link information on the Internet in a consistent way that makes the underlying complexities transparent to the user. Electronic documents are published on Web servers in a common format described by the hypertext markup language commonly referred to as "html". Web client software can retrieve these documents across the Internet by making requests using a standard protocol called Hypertext Transfer Protocol, commonly referred to as "http".

   The proliferation of Web clients has created significant demand for software to enable Internet servers and private servers on corporate networks to function as Web servers. These servers are used by organizations to offer their products and services on the Internet and to publish confidential company information to employees inside the enterprise. Web usage is expected to be further fueled by advances in Web client, server and application software, in concert with technological developments that drive cost reductions and performance enhancements.

 Internet Commerce

   The Internet provides organizations and individuals with new means to conduct business. Commercial uses of the Internet include business-to-business and business-to-consumer transactions, product marketing, advertising, entertainment, electronic publishing, electronic services and customer support. The Internet offers a new and powerful medium for traditional retail and mail order businesses to target and manage a wider customer base more rapidly, economically and productively. We believe that only a small fraction of this retail business is currently conducted electronically but we expect it to grow substantially. Another important application for Internet commerce is electronic publishing through advertiser supported and fee-based Internet services. Electronic publishing offers substantial savings as compared to publishing on paper or computer discs. In addition, Web software permits the publishing of audio files and video clips as well as text and graphical data.

   In addition to retailers and publishers, other new businesses are appearing on the Web as it provides access to a growing base of home, business and education customers. Financial service institutions are providing on-line banking information, stock information and trading services. Companies from many industries are publishing product and company information to their channel partners and customers, providing customer support via the Web, allowing customers to immediately buy products on-line, and collecting customer feedback and demographic information interactively.

Streaming Technology

   Until quite recently, all Internet sites were text-based with little or no movement or sound. It was possible to view a video clip, but it required downloading the video onto the viewer's computer. Technology introduced in 1995 called "streaming" changed this by introducing sound, video and animation to sites all over the Internet, either as "on demand" or live broadcasts.

   Streaming addresses three major problems that downloading multimedia files onto a viewer's computer are plagued with

  . the entire file needs to be downloaded before the viewer can play back the file.

  . lack of sufficient data-carrying capacity, or bandwidth.

  . some content developers do not want their multi-media files to be downloaded and stored. Streaming addresses copyright issues because the files cannot be downloaded.

 Downloading

   Streaming reduces the time a viewer needs to wait while an audio or video digital file is downloaded onto the viewer's computer. Before streaming technology, a viewer wishing to watch a video clip while on the Internet had to download the entire file before any part of it could be viewed. For a PC owner using a 28.8kbs narrow bandwidth modem, the most common speed of household PC modems, it could take between 5-10 minutes to download a 30 second to one minute audio file or a 5 seconds to 45 second video file. Larger files would take even longer to download, during which time the viewer was left to do nothing else but watch a status meter. When a user opens or accesses an audio or video file that uses streaming technology, a portion of the data is first downloaded into a form of computerized holding pen, usually in a matter of seconds. When the holding pen is full, the data starts to play, while additional data is continuously downloaded to keep the holding pen full.

 Technology

   Streaming multimedia is created by taking standard video tape formats and digitizing and compressing the information using encoder software on a Pentium-class PC. The final product--a digital file--is then placed on a server where a user can link to it using streaming software.

   Although software is required to view streaming video, many browsers now come with built in players. Additionally, programs such as Microsoft's Windows Media Player(TM) or RealNetwork's RealPlayer(R) which play streaming multimedia clips, can be downloaded from the Internet for free. It is estimated that more than 40 million users have downloaded these and similar programs since 1996. The technology has advanced to the point where the quality of audio streaming over a 28.8kbps modem, such as listening to your favorite radio station over the Internet, rivals FM radio and over a T1 line, which is most often found in offices, rivals compact disk quality. Video, which requires much more data to download than audio streaming, can now also be viewed over 28.8kbps modems, although not without legitimate complaints as to quality. T1 lines allow for improved picture quality, however it still does not rival the quality of a television broadcast.

   Streaming technology requires large amounts of bandwidth due to the immense amount of data contained in each video clip. Bandwidth technologies have not yet progressed to the point to implement a full-scale video network allowing a viewer to watch his or her favorite movies or television shows over the Internet, but we believe that technological improvements will make that a reality in the near future. Technological improvements to compression, bandwidth and the introduction of multi-casting--where a broadcaster can send a single data stream to a virtually unlimited number of users--will allow streaming video quality, and subsequently, viewers, to increase dramatically. Increased viewers to Internet sites utilizing such technology will give a competitive edge over sites that do not utilize streaming technology.

   Additionally, the introduction of cable modems, which rival the speed of T1 lines, are introducing higher quality streaming videos into people's homes. According to Dataquest, as reported in Wired News, sales of cable modems more than doubled in 1998 and worldwide shipments of cable modems will hit 492,000, up from 214,000 units in 1997. Worldwide shipments are estimated to reach 2.4 million units by 2002. Further advances in PC-based technologies are also increasing the likelihood that streaming video that rivals television picture quality will someday be ubiquitous in people's homes. For instance, Compaq recently announced that it will market a PC with pre-installed high speed Internet access equipment, which is being billed as a bid to extend the powers of the Internet to US consumers and to accelerate development of a mass market for high speed Internet use.

   Although the quality of streaming video is not yet comparable with television, we believe that most users have positive experiences with or recognize the potential of streaming at this early stage of technology and will continue to use it as the technology matures.

 The Internet as Television

   An additional advantage of streaming multimedia is that it allows a user to view content on his or her own time, not just on television network schedules. The borderless nature of the Internet lets viewers watch what they want when they want it. We believe that once the picture quality improves to rival today's television broadcasts, the average PC user will prefer the convenience and ease of calling up a program over the Internet instead of traditional broadcast or cable television.

   Broadcasting audio and video content over the Internet offers certain other advantages that are not generally available from traditional media sources. Currently available analog technology and government regulations limit the ability of radio and television stations to broadcast beyond certain geographic areas and radios and televisions are not widely used in office buildings and other workplaces, where Internet access has become commonplace.

Our Growth Strategy

   We will attempt to create a network of Web sites which will broadcast original programming using streaming video technology through the Internet. Each individually accessible Web site will also be linked to our primary site at foreignTV.com which we intend to also broadcast content, so if a user logs onto foreignTV.com, he or she will have the option of clicking through to any one of our other sites. Each site will deliver content produced in different locations world-wide and will broadcast programming only related to that location. Although the programming will be produced in that specific location, it will be sent back to our offices in New York for editing and eventual transmittal over the Internet.

   We intend to attract viewers to our foreignTV.com Web sites by offering original programming that we believe a viewer presently cannot find anywhere else. According to publications such as the Economist and the New York Times, the current trend in the news media is away from foreign reporting towards domestic, from politics to human interest and from issues to people. We will seek to capitalize on this trend by filling the void left by the US news media with our original, foreign-based programming.

   We believe that in-depth network news coverage of world affairs is diminishing in both quantity and quality; with the exceptions of wars, terrorist incidents, disasters and the like, the sensation-seeking networks are turning away from the world.

   This is in part due to a feeling of relative calm following the end of the Cold War as well as a rich-world insularity. Although specific examples of global unrest still prevail, the collapse of southeast Asian and Latin American economies and the Balkan crisis for example, we believe the inward-bound reflections of the major news networks is continuing. An example of these cutbacks can be seen in the lack of on-the-scene reporting which sacrifices the depth and perspective that only an on-the-scene reporter can give. We believe that the increased competition between journalism and entertainment, along with what appears to be a widespread belief held by producers that American audiences are no longer as interested in daily events happening beyond the United States' borders, is causing a decline of international-oriented news. Americans who require or demand international-oriented news must now turn to new media to satisfy their cravings.

   An additional trend we will seek to capitalize upon is the concept that as more and more channels are beamed into people's homes, people will no longer watch one-size-fits-all programming and will instead focus on channels that offer a particular subject matter, such as a television station that solely broadcasts golf and golf-related shows.

   We are still in the planning stages of our development and have not as yet created any of the content to be offered on the foreignTV.com network or develop any of the Web sites to view such content. We intend to initially develop, establish and operate our primary site at foreignTV.com, which, in addition to providing information about us and our business and, eventually, serving as a gateway to other foreignTV.com Web sites, will feature its own programming. We also intend by March 31, 2000, to develop, establish and operate two foreignTV.com Web sites for London, England and Paris, France if we are able to sell the minimum number of units, and an additional two Web sites, which we anticipate will be for Berlin, Germany and Tokyo, Japan, if we are able to sell all of the units.

   Upon the consummation of this offering, we intend to feature on our primary site at foreignTV.com, daily video briefing from select foreign cities which we will commission from freelance correspondents, as well as interviews of foreign personalities, foreign film clips, feature stories and other news and entertainment programming. We intend to create daily briefings for London, Paris, Berlin, Tokyo, Tel Aviv and Dublin if the minimum number of units in this offering are sold, and an additional six, presently undetermined cities if all of the units are sold. When the corresponding Web site to the daily briefing is operational, we intend for the briefing to be found on both the location-specific Web site and our primary site at foreignTV.com.

   We intend for all Web sites on the foreignTV.com network to have a similar appearance, which will make our network immediately recognizable. For example, each Web site will feature regularly scheduled segments specifically devoted to living, working, shopping and playing in that specific location, in addition to being able to access previously "televised" programming at will. We also intend to augment our original broadcasting with free-of-charge content, such as promotional foreign film trailers, satellite press tours and interviews, as well as Web-based e-mail services and special interest search engines acquired through licensing and partnering agreements.

   We intend to launch each foreignTV.com Web site according to a three-stage process as follows:

    . Once the design and initial content of a site is developed, we will invite participants, using a special Internet address allowing limited access to the site, to view and review the design and content of the site for comments and feedback. This testing period is expected to last approximately four to six weeks.

    . We intend thereafter to "soft launch" that site for full viewing by the general public, meaning the launch will not be widely publicized or promoted. This will enable us to test the load capacity for our on-line service providers, and generate additional comments and feedback. Once we have received such feedback, we intend to do a full-scale launch with maximum publicity on the Internet and other media. It is at this time that we intend to open discussions with other Web sites and the general media to create cross-promotional opportunities.

    . After the full-scale launch, we will seek to direct traffic to the site through a combination of cross-promotions, advertising and the quality of our programming.

   We intend to offer access to the foreignTV.com network and its programming free of charge to viewers. Our intention is to derive revenues from the sale of advertising, as well as from commissions arising from e-commerce tie-ins, with the anticipation that such revenues will increase if, as and when we create and offer more programming and more viewers log onto the network.

 Content Bureaus

   We intend to establish "virtual" content bureaus in principal cities around the world, meaning there will be no permanent office or full time employees, which will be the equivalent of a foreign news bureau to a broadcast television station. Each foreignTV.com Web site will have its own content bureau to provide the original content to be shown on that site.

   Each content bureau will be staffed by qualified freelance Americans or English speaking nationals who have a background in production, journalism or reporting, to produce content under the direction of our home office in the United States. It is our intention to initially employ up to four freelance reporter/anchors for each content bureau. These reporter/anchors will not only create the programming, either entirely on their own or pursuant to agreements with local production studios, but will also star in the programs, as interviewers, news anchors or hosts. The raw footage created by the reporter/anchors will then be sent back to our offices in New York where it will be edited and formatted for viewing over the Internet.

Licensing of Internet Addresses

 License Agreement with The Center of Contemporary Diplomacy

   The Center of Contemporary Diplomacy, Inc. is a New York not-for-profit, tax-exempt organization formed in 1997 for the purpose of promoting and preserving world peace through public awareness and understanding of diplomacy in international relations. Among the Center's activities is the monitoring and observation of elections in third-world countries and emerging democracies, especially in the African continent.

   The Center, which is a corporate member of the Council on Foreign Relations based in New York City, was founded by I. William Lane, our chairman, and Jonathan Braun, our vice chairman and chief executive officer. Dr. Lane is currently serving as the Center's chairman and Mr. Braun is the Center's president. Additionally, Mr. Albert T. Primo, our president, and Mr. Marc D. Leve, our vice president-legal affairs, secretary and treasurer, are officers of the Center. Its Web site is "www.centerfordiplomacy.org."

   The Center currently owns the right, which it has licensed to us, to use 95 different Internet Web site addresses that combine prefixes ending in or incorporating the word TV with the .com, .org or .net suffix and 4 Internet Web site addresses that either incorporate the word "channel" or contain a country name in the prefix. As with all Internet addresses, the names are not case sensitive--the letters TV are capitalized for design purposes only. We believe this library to be the largest of its kind. These addresses are, in alphabetical order:

  airtravelTV.com            foreignTV.net              norwayTV.com
  amsterdamTV.com            foreignTV.org              osloTV.com
  asiaTVonline.com           genevaTV.com               pacificTV.com
  athensTV.com               globalvillageTV.com        palestineTV.com
  australia-TV.com           globalvillageTV.net        panafricanTV.com
  bakuTV.com                 globalvillageTV.org        parisTV.com
  beijingTV.com              harlemTV.com               polandTV.com
  berlinTV.com               havanaTV.com               pragueTV.com
  bombayTV.com               helsinkiTV.com             publicaffairsTV.com
  brazil-TV.com              holylandTV.com             puertoricoTV.com
  brusselsTV.com             hongkong-TV.com            quebecTV.com
  budapest-TV.com                                       romeTV.com
  caspianTV.com              icelandicTV.com
                             icelandTV.com              saigonTV.com
  copenhagenTV.com           irelandTV.com              scandinavianet.com
  cracowTV.com               istanbulTV.com
  danishTV.com               italianTV.com              scandinaviaTV.com
                                                        scandinavianTV.com
  davosTV.com                italy-TV.com               scotlandTV.com
  denmarkTV.com              jamaica-TV.com             seoulTV.com
  diplomacyTV.com            korea-TV.com               southamericanTV.com
  dublin-TV.com              krakowTV.com
  ecochannel.com             lisbonTV.com               southamericaTV.com

  europeTV.com                                          spychannel.com
  explorationchannel.com     london-TV.com              stockholmTV.com
                             madridTV.com
  explorationTV.com          milanTV.com                swedenTV.com
  finlandTV.com              monacoTV.com               swedishTV.com
                             mongoliaTV.com             taipeiTV.com
  foreignaffairsTV.com                                  tehranTV.com
  telavivTV.com              veniceTV.com               worldreligionTV.com
  turkishTV.com              viennaTV.com               worldTVchannel.com
  tokyoTVchannel.com         warsawTV.com               worldTVnetwork.com
  trinidadTV.com             worldaffairsTV.com         worldTVonline.com
  tuscanyTV.com              worldhistoryTV.com         zurichTV.com
  unitednationsTV.com        worldnewsTV.com

   We anticipate that "TV" incorporated in an Internet address, whether in the specific part prior to the "." or the more general term after the ".", ultimately will be recognized as the mark of Internet sites utilizing streaming technology. We therefore believe that our license to use the Center's large collection of such addresses will afford us the potential to enhance the likelihood of attracting casual Internet viewers to our proposed Web sites.

   We have entered into an agreement with the Center which affords us a 25-year exclusive license for unlimited use of these addresses, including the right to sublicense their use to others. This agreement requires us to pay the Center an annual license fee of $600 per address for each of the first five years of such 25-year term, increasing by 5% a year thereafter through the 13th year, by 7% per year thereafter through the 21st year, by 10% per year through the 24th year and at a rate of $2,500 per address for the final year. These fees are payable to the Center irrespective of whether or not we use any or all of such addresses . The initial annual cost to us will be $57,000, increasing to $237,500 for the final year of this 25-year license.

   In addition, we are obligated to pay the annual maintenance fee for the addresses, currently $35 per address, to InterNIC Registration Services for the 25-year term of this agreement. We are also obligated to indemnify the Center against any and all claims asserted against the Center relating to our use of the addresses.

   The license will automatically renew upon its scheduled expiration for an additional term of 25 years unless we and the Center otherwise agree, except that we may unilaterally terminate the license at any time by paying the Center a sum equal to (i) the aggregate license fees payable to the Center in the year in which we so terminate the license and (ii) the aggregate license fees we would have been required to pay to the Center in the immediately subsequent year.

   The Center has agreed that for the term of our license, it will not register any further addresses containing the letters "TV" or which states or implies streaming or any other similar aspect of foreignTV.com's proposed business. The Center has also agreed that should it license any further addresses to us for our exclusive use, our license fee shall be equal to the initial registration fee paid by the Center for its rights to such addresses.

 License Agreement with Jonathan Braun

   We have entered into a substantially identical license agreement with Jonathan Braun, our vice chairman and chief executive officer, who owns or has exclusive rights to 36 additional addresses, at an initial annual cost to us of $21,600, increasing to $90,000 for the final year of this 25-year license. These addresses are, in alphabetical order:

  arthistoryTV.com           martialartsTV.com          siliconvalleyTV.com
  aspenTV.com                mauiTV.com                 smalltownTV.com
  beverlyhillsTV.com         medium4.com                southbeachTVchannel.com
  bigeasyTV.com              medium4TV.com              streamingUSA.com
  bluesTV.com                multichannelTV.com         swimchannel.com
  californiastreaming.com    nantucket-TV.com           swimmingTV.com
  collegetownTV.com          newenglandTV.com           taosTV.com
  emergencyTV.com            nicheTV.com                texasTV.com
  hamptonsTV.com             offroadTV.com              vermont-TV.com
  jacksonholeTV.com          popcultureTV.com           vinyardTV.com
  maineTV.com                ruralTV.com                westernTV.com
  manhattanTV.com            santafeTV.com              wildernessTV.com

   In addition to our efforts to develop the foreignTV.com network, we intend to eventually develop a domestic streaming video network of Web sites produced in U.S. locations and a special interest streaming video network of Web sites, which will be similar in structure to the foreignTV.com network. We intend to undertake such development only if and when we are able to complete at least 12 fully-developed foreignTV.com Web sites, which is subject to the future availability of adequate financing.

 Additional Internet Addresses

   In addition to the Internet addresses we are licensing from the Center and Mr. Braun, we have registered, under foreignTV.com's name, the following Internet addresses:

                             foreignTVfashion.com       luxembourgTV.com
  acapulcoTV.com
  albertaTV.com              foreignTVfilm.com          marakeshTV.com
  argentina-TV.com           foreignTVfitness.com       melbourneTV.com
  baliTV.com                 foreignTVforum.com
  barcelona-tv.com           foreignTVgifts.com         mexicocityTV.com
                                                        mexico-TV.com
  beirut-TV.com              foreignTVhealth.com        mideast-TV.com
  bigskyTV.com               foreignTVholidays.com      mideasTV.com
  buenosairesTV.com          foreignTVmail.com          montecarloTV.com
  caracasTV.com              foreignTVmall.com          munichTV.com
  casablancaTV.com           foreignTVmusic.com         myforeignTV.com
  cinemaTV.com               foreignTVnews.com          newfoundlandTV.com
  deauvilleTV.com            foreignTVpeople.com        patagoniaTV.com
  dutyfreeTV.com             foreignTVradio.com         railtravelTV.com
  edinburghTV.com            foreignTVsearch.com        reykjavikTV.com
  fgnTV.com                  foreignTVsports.com        riodejaneiroTV.com
                             foreignTVstore.com         saopauloTV.com
  foreignchat.com
  foreignfilmclips.com       foreignTVstyle.com         stjohnsTV.com
  foreignmall.com            foreignTVtalk.com          stmoritzTV.com
                             foreignTVtravel.com        surfsideTV.com
  foreignradio.com
  foreignshopping.com        foreignTVweather.com       sydney-TV.com
  foreign-TV.com             frgn.com                   tahitiTV.com
  foreignTVbooks.com         glasgowTV.com              themeparkTV.com
  foreignTVbriefings.com     kathmanduTV.com            tunisTV.com
  foreignTVbusiness.com      keywest-TV.com             venezuela-TV.com
  foreignTVbuzz.com          k9TV.com                   year2000TV.com
  foreignTVchat.com          lucerneTV.com
  foreignTVevents.com        luganoTV.com

   We are only required to pay the annual maintenance fee for the use of such names.

   We do not intend to create programming for all of our owned or licensed Internet addresses. We have registered some of the names to prevent third parties from acquiring Web addresses that are similar to our addresses, which could confuse our viewers and dilute the value of our name, network and programming.

Advertising and E-commerce

 Advertising

   We expect to derive our revenues from the sale of advertising space on our Web sites and from commissions to be paid to us by e-commerce businesses for originating click-through sales of their services and products.

   With respect to advertising, we intend to offer prospective advertisers the opportunity to place customized ads on our Web sites. Some of the choices we intend to provide include

  . the ability to brand entire sections of our Web sites which may include rotating and permanent placement of buttons, logos and Web site links, integrated gateway ads, multimedia banner ads and mentions on foreignTV.com's home page and location-specific Web site home pages.

  . inclusion in an e-mail newsletter, which we intend to make available on a subscription basis to viewers of our network sites at no cost, containing highlights of upcoming events and new programming.

  . the integration of audio and video into text and graphics banner ads which will play when the user clicks on the banner. We believes that video can increase the impact of a banner ad, which can in turn be sold at a higher cost than traditional banner ads.

   We do not intend to initially employ a direct advertising sales force. Instead, we plan to engage a leading Internet ad sales rep firm, such as the industry leader, DoubleClick Inc.

 E-commerce

   Besides advertising, our other intended source of revenue is from e-commerce tie-ins with e-commerce businesses. We intend to enter into agreements with such businesses so that we would receive a commission upon each sale of their services or products to a buyer who clicked through to such e-commerce businesses from the foreignTV.com network.

   We believe that retail sales over the Internet will grow substantially over the next few years as more people log onto the Internet in general, more services market and sell their services or products on-line and safety concerns about transmitting confidential data are addressed. According to Forrester Research, Inc., world-wide e-commerce sales will reach as high as $3.2 trillion in the year 2003 and on-line travel reservations will produce up to 29.5 billion in revenue in the year 2003. By entering into alliances with e-commerce companies while the industry is young, we hope to grow along with such companies as the industry matures.

Network Promotion

   Our marketing efforts will include hiring and training a public relations staff, which will be responsible for news releases targeted to major print and broadcast media, and the production and on-air placement of high-quality, professional video news releases aimed at major-market US and overseas TV stations and cable networks.

   We intend to market the foreignTV.com network by exchanging banner ads with high-traffic Web sites and develop and distribute free e-mail newsletters to our registered users to highlight upcoming events and content.

   We have reached an agreement in principle with Microsoft to use and promote Microsoft's Windows Media Player(TM) on our primary foreignTV.com Web site and on each of our network Web sites as they are developed, to provide our viewers with the ability to download Windows Media Player(TM) for their own use and to employ its Windows Media Technology 4.0 to deliver our streaming video content. Microsoft, in turn, will provide a brief summary of our programming content on its U.S. Web Events Internet site and will enable their viewers to access our Web sites from such site.

   We also intend to enter into strategic relationships with other content providers, key Internet companies, and technology and bandwidth providers, as we believe such relationships may enable us to increase traffic and brand awareness.

   We hope that by gaining share in the market for streaming video at this early stage, the foreignTV.com network will gain in brand recognition when streaming multimedia becomes more commonplace over the Internet. Greater brand recognition, in turn, may translate into a steadily building user base with great potential value for advertisers, e-commerce companies, other content providers and any company with an interest in attracting and aggregating a growing audience of Internet users.

   In addition, the Center is currently in negotiations to develop and produce a half-hour, weekly foreign affairs cable TV magazine-style program entitled "The World This Week," which it hopes to air on leased access type stations on cable television networks in New York, Washington, DC and select additional markets. We intend to utilize this program as a traditional media vehicle for promoting and advertising foreignTV.com and as a tool for creating content for the foreignTV.com network by interviewing international personalities in government, industry and entertainment.

Competition

   The market for Internet broadcasting is highly competitive and we expect that such competition will continue to intensify. We will compete with

  . other Web sites, Internet portals and Internet broadcasters that provide content to attract users.

  . on-line services, other Web site operators and advertising networks, as well as traditional media such as television, radio and print, for a share of advertisers' total advertising budgets.

  . local radio and television stations and national radio and television networks for sales of advertising spots.

   We will compete against a variety of businesses that provide content through one or more mediums, such as print, radio, television, cable television and the Internet. Although traditional media companies have not established a significant streaming media presence on the Internet, they may expend resources to establish a more significant presence in the future. To compete successfully, we will have to provide sufficiently compelling and popular content to attract viewers and support advertising intended to reach such users. We believe that the principal competitive factors in attracting Internet users include the quality of service and the relevance, timeliness, depth and breadth of content and services offered.

   We expect competition from on-line services, other Web site operators and advertising networks, as well as traditional media such as television, radio and print for a share of advertisers' total advertising budgets. We believe that the principal competitive factors for attracting advertisers include

  . the number of users accessing our Web sites.

  . the demographics of our users.

  . our ability to deliver focused advertising and interactivity through our Web sites.

  . the overall cost-effectiveness and value of advertising on our network.

   There is intense competition for the sale of advertising on high-traffic Web sites, which has resulted in a wide range of rates quoted by different vendors for a variety of advertising services, making it difficult to project levels of Internet advertising that will be realized generally or by any specific company. Any competition for advertisers among present and future Web sites, as well as competition with other traditional media for advertising placements, could result in significant price competition.

   We also expect to compete for traditional media advertising sales with national radio and television networks, as well as local radio and television stations. Initially, local radio and television content providers and national radio and television networks in virtually all instances will have larger and more established sales organizations than us. These companies, initially, will also have greater name recognition and more established relationships with advertisers and advertising agencies than us. Such competitors may be able to undertake more extensive marketing campaigns, obtain a more attractive inventory of ad spots, adopt more aggressive pricing policies and devote substantially more resources to selling advertising inventory.

   We believe there is no similar content-based network of original international programming that would compete with foreignTV.com. However, there are a number of Internet companies that aggregate and broadcast streaming video and audio, including music, music videos, movie trailers, sports, news and business events.

The largest of these companies is broadcast.com, which went public in 1998. Although broadcast.com has exclusive and non-exclusive licences to broadcast a wide range of events, we do not believe we will compete with broadcast.com directly, or any other streaming content provider, based upon subject matter as we are not aware of any other streaming content provider which produces its own programming and focuses on local events, politics, entertainment, business and culture in locations around the world. However, our ability to market our name and services and to differentiate ourselves from broadcast.com and other will have a direct impact on the number of viewers we will be able to obtain. We can give no assurance to investors that broadcast.com or any another streaming media site will not focus internationally to directly compete with foreignTV.com. As the Internet becomes more ubiquitous, and quality streaming content becomes more accessible, there will be additional competitors seeking to broadcast content over the Internet which can detract from foreignTV.com's potential audience.

Intellectual Property

   We regard our copyrights, trade secrets and similar intellectual property as significant to our growth and success. We rely upon a combination of copyright and trademark laws, trade secret protection, confidentiality and non-disclosure agreements and contractual provisions with our employees and with third parties to establish and protect our proprietary rights. We have applied for federal trademark protection for "foreignTV.com" and intend to apply for federal trademark protection for all domain names used in the foreignTV.com network. Legal standards relating to the validity, enforceability and scope of protection of certain proprietary rights in Internet-related industries are uncertain and still evolving. We are unable to assure investors as to the future viability or value of any of our proprietary rights or those of other companies within the industry. We are also unable to assure investors that the steps taken by us to protect our proprietary rights will be adequate. Furthermore, we can give no assurance that our proposed business activities will not infringe upon the proprietary rights of others, or that other parties will not assert infringement claims against us.

Government Regulation

   There are few laws or regulations directly applicable to the Internet. The appeal of the Internet makes it likely, however, that state or national laws may be implemented in the future covering such issues as taxes, intellectual property and property ownership, privacy, defamation and freedom of speech. Most laws were adopted prior to the advent of the Internet, and their applications are uncertain. Any new law or regulation may have the effect of limiting the use of the Internet and its growth as a new medium to communicate.

Employees

   We do not presently have any employees other than our executive officers. If we are able to sell the minimum number of units, we intend to hire up to four full-time computer programmers, Web designers and editors to be based in our New York office and up to four freelance reporter/anchors for each site.

Facilities

   We have maintained our executive offices, since January 1999, on a rent-free basis in premises of approximately 300 square feet that we share with Y Design, Ltd., a new media design firm which was founded by Mr. Yeon S. Hong, our vice president-creative. If we are able to sell the minimum number of units, we have agreed to reimburse Mr. Hong for his rental costs for these premises of approximately $500 per month from that time forward until we can locate, lease and occupy approximately 7,000 square feet of office space, which we presently anticipate will be situated in the Borough of Manhattan in New York City, and thereafter through the expiration of Mr. Hong's present lease in August 1999.

   We also intend to open an office in Paris to serve as our European operations center, as well as lease space in the New York City suburbs to house our editors and to allow for satellite feeds at lower rates than if we established corresponding facilities in New York City. We do not know at this time what our requirements are with respect to the square footage of such facilities.

                                   MANAGEMENT

Directors and Executive Officers

   Our current directors and executive officers are as follows:

                 Name                 Age               Position
                 ----                 ---               --------
   I. William Lane..................   76 Chairman of the board of directors
   Jonathan Braun...................   48 Vice chairman, chief executive
                                           officer and director
   Albert T. Primo..................   63 President and director
   Bruno Finel......................   39 Senior vice president--European
                                           operations and director
   Marc D. Leve.....................   42 Vice president--legal affairs,
                                           secretary, treasurer and director
   Yeon S. Hong.....................   29 Vice president--creative
   Elorian C. Landers...............   51 Vice president--corporate
                                           development

   I. William Lane, PhD has been our chairman of our board since our inception. Dr. Lane has served as a consultant to Lane Labs, a natural medicine company founded upon Dr. Lane's principles and teachings, primarily dealing with cancer research, since 1994. He has been the chairman of Cartilage Consultants, Inc., a company that researches and provides consulting services for the use of shark cartilage and other natural medicines, since 1989. Dr. Lane is also chairman of the Center. Dr. Lane received his B.S. and Masters in Nutritional Science from Cornell University and his PhD. in Agricultural Biochemistry and Nutrition from Rutgers University.

   Jonathan Braun founded and has been one of our directors and our vice chairman and chief executive officer since our inception. Mr. Braun is the originator of the foreignTV.com concept. From 1995 to 1997, Mr. Braun was the president of Marinex Multimedia Corporation, a CD-rom publishing and Internet content provider company. From 1991 to 1995 Mr. Braun was the President of Marinex, Inc., a public relations firm he founded. Mr. Braun began his career as a journalist working for such publications as Parade Magazine, The Jewish Week, and the New York Daily News and currently serves on the editorial board of Midstream, a monthly journal specializing in Israel and the Middle East. Mr. Braun is also president of the Center. Mr. Braun received his M.S. from the Columbia University School of Journalism and his B.A. in Political Science from the City College of New York, where he graduated phi beta kappa and magna cum laude.

   Albert T. Primo has been one of our directors and our president since our inception. Mr. Primo is the president of Primo Newservice, a company that has provided advice to television and cable systems on news production and marketing since 1976, the executive producer/narrator of Sci-Tech TV, a thirty minute TV magazine devoted to science and technology since 1994 and the executive producer of Newsworthy, a weekly television feature magazine syndicated to 58 television stations and 1,200 cable systems since 1989. According to articles which have appeared in The Wall Street Journal, USA Today and Advertising Age, Mr. Primo is credited with being the author of the "eyewitness news" format that is currently widely used in the television news industry. He has produced programming and worked in the broadcast industry for over 40 years, including stints as the executive producer of prime-time television specials and investigative news series, the owner of a radio station and a weekly newspaper in Connecticut and the vice president, news of ABC-TV from 1972 to 1974. He received his B.A. from the University of Pittsburgh.

   Bruno Finel has been one of our directors and vice president-european operations since our inception. Mr. Finel is the managing director and principal stockholder of Cablevision, a ten-year old Paris-based company that produces programs for African, French and European television and provides communication and investment counseling on behalf of the governments of Namibia, the Ivory Coast, Togo and Tunisia. In addition, Mr. Finel created and is managing, through Cablevision, the official public information Web sites of Namibia, Togo and Tunisia and has created news and information related Web sites devoted to Sudan and Tunisia.

   Marc D. Leve has been one of our directors and our vice president-legal affairs, secretary and treasurer since our inception. Mr. Leve is, and has been an attorney with Yerushalmi & Associates, LLP, a New York law firm, and its predecessor firm, since 1995. He was an associate at Yerushalmi, Shiboleth, Ysraeli & Roberts, LLP from 1993 to 1995. Mr. Leve has been general counsel, vice president, secretary and a director of the Center since shortly after its inception. Mr. Leve received an LLB in 1984 from Bar Ilan University in Israel. He is admitted to practice law in Israel and in the State of New York.

   Yeon Hong has been our vice president-creative since our inception. Mr. Hong is the founder, president and creative director of Y Design, Ltd., a new media design firm that services Fortune 500 companies such as Samsung America and EDS since 1997. Mr. Hong also works as a freelance art/creative director for such companies as Time Warner, MCI, Beverly Hills Polo Club, Barron's Weekly News, Columbia House and Waters Design since 1991. Mr. Hong was vice president and creative director of Marinex Multimedia Corporation from 1994 to 1995. Mr. Hong served as the creative director for CBC Media, Inc., where he launched The Web Stop, an Internet portal Web site from 1995 to 1997. Mr. Hong received his B.A. in Communications Arts from the University of Buffalo and has also studied engineering and computer programming at the Rochester Institute of Technology.

   Elorian C. Landers has been vice president-corporate development since our inception. Mr. Landers is the managing partner of South Coast Venture Group, a venture capital firm in Houston, Texas, since 1991 and is a founder and the acting president of Fyrglas, Inc., an innovator in fiber optic imaged gifts and promotional items. Mr. Landers has over 20 years experience in marketing, advertising and public relations. Mr. Landers received his B.A. in Marketing and Advertising from Art Center College in Pasadena, California.

   All of our directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Our directors receive no compensation for serving on our board other than reimbursement of reasonable expenses incurred in attending meetings. Officers are elected annually by the board and serve at the discretion of the board.

   Our board intends to create a compensation committee and an audit committee upon the consummation of this offering. Each committee will consist of two or more independent directors. We are currently searching for qualified independent directors. The compensation committee will review our compensation policies and administer our stock option plan. The audit committee will review the scope of our audit, the engagement of our independent auditors and their audit reports.

Executive Compensation

   We do not presently pay compensation to any of our officers and directors, although we do reimburse them on an accountable basis for any reasonable expenditures made on our behalf.

   We intend to enter into five year employment agreements with each of Jonathan Braun, Albert T. Primo and Bruno Finel, effective upon the sale of the minimum number of units, retroactive to January 1, 1999 in the case of Mr. Braun, which will require each such person to devote substantially his full time efforts to our affairs and will provide for each to receive an initial minimum base salary of $150,000 per annum, annually increasing thereafter at a rate of not less than 10%. Additionally, each such person will receive a one-time bonus of $25,000 if and when we first achieve profitability.

   Each such employment agreement will also provide for the payment of severance in the event of our termination of employment other than for "cause" in an aggregate lump sum equal to one year's minimum base salary for the affected employee at the rate prevailing at the date of his termination, augmented by a like amount for each year of prior employment, to be appropriately pro-rated for partial years.

   Messrs. Braun, Primo and Finel will also be entitled to participate in such benefit plans, including life insurance, hospitalization, pension or profit-sharing plans, as we may adopt from time to time. Messrs. Braun,

Primo and Finel will also be precluded from, subject to certain exceptions, entering into the employ of, or investing in an Internet company for a period of 2 years following the expiration of their respective employment terms. Mr. Braun will additionally receive a vehicle allowance of $575 per month and we will pay for his office parking.

   We also intend to enter into substantially similar employment agreements with Marc Leve and Yeon Hong upon the closing of the minimum offering, which will afford Messrs. Leve and Hong minimum annual compensation levels of $100,000 each. Mr. Leve will additionally be entitled to continue his private law practice, so long as such practice does not conflict with his duties as our Vice President, Secretary and Treasurer. Additionally, pursuant to Mr. Hong's employment agreement, we have agreed, commencing upon our sale of the minimum number of units, to thereafter reimburse Mr. Hong on a dollar-for-dollar basis for the rent currently paid by Mr. Hong's company, Y Design, Ltd., for leased office space that we currently share with such company until the end of the lease term in August 1999.

Stock Option Plan

   Our stock option plan was adopted by both our board and a majority in interest of our stockholders in January 1999. The plan provides for the granting of options which are intended to qualify either as incentive stock options within the meaning of section 422 of the Internal Revenue Code of 1986 or as nonstatutory stock options which are not intended to meet the requirements of section 422. The total number of shares of common stock reserved for issuance under the plan is 400,000. Options to purchase shares may be granted under the plan to persons who, in the case of incentive stock options, are our employees and officers, or, in the case of nonstatutory stock options, are employees and officers or non-employee directors.

   Our plan provides for its administration by our board of directors or a committee chosen by the board of directors, which has discretionary authority, subject to certain restrictions, to determine the number of shares issued pursuant to incentive stock options and nonstatutory stock options and the individuals to whom, the times at which and the exercise price for which options will be granted.

   The exercise price of all incentive stock options granted under the plan must be at least equal to the fair market value of such shares on the date of the grant or, in the case of incentive stock options granted to the holder of more than 10% of our common stock, at least 110% of the fair market value of such shares on the date of the grant. The maximum exercise period for which incentive stock options may be granted is ten years from the date of grant or five years in the case of an individual owning more than 10% of our common stock. The aggregate fair market value as determined at the date of the option grant of shares with respect to which incentive stock options are exercisable for the first time by the holder of the option during any calendar year shall not exceed $100,000.

   No options have been granted under the plan as of the date of this prospectus.

                              CERTAIN TRANSACTIONS

   Each of our executive officers, directors and other initial stockholders acquired their respective shares of our common stock in January 1999 at a price of $.01 per share, or an aggregate of $83,000.

   As discussed elsewhere in this prospectus, we have entered into licensing arrangements for use of certain domain names owned by the Center. Messrs. Lane, Braun and Leve are officers of the Center. We have also entered into a substantially similar licensing arrangement with Mr. Braun for certain other domain names owned by him. Although we believe that the terms of the respective licensing arrangements are no less favorable to us than those we could have negotiated with persons having no relation to us, these arrangements should be viewed by investors as being non-arms-length in their nature.

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth the number and percentage of outstanding shares of our common stock included in both the minimum number of units and in all of the units which we are offering for sale that were owned as of January 31, 1999 and that will be owned following completion of this offering, based on information obtained from the persons named below, by

    . each person known by us to be the owner of more than 5% of the outstanding shares of common stock.

    .  each director and officer.

    .  all officers and directors as a group.

                                                            Percentage of
                                                       Outstanding Shares Owned
                                           Amount and  ------------------------
                                           Nature of            After Offering
Name and Address of                        Beneficial   Before  ---------------
Beneficial Owner                          Ownership(1) Offering Minimum Maximum
-------------------                       ------------ -------- ------- -------
Jonathan Braun..........................   3,100,000     37.3%   33.9%   31.0%
 24 Holly Hill Lane
 Katonah, NY 10536
I. William Lane.........................   2,700,000     32.5%   29.%    27.0%
 80 Woodland Avenue
 Short Hills, NJ 07078
Albert T. Primo.........................     750,000      9.0%    8.2%    7.5%
 182 Sound Beach Avenue
 Old Greenwich, CT 06870
Bruno Finel.............................     600,000      7.2%    6.6%    6.0%
 5, rue du Boccador
 Paris 75008 France
Elorian C. Landers......................     500,000      6.0%    5.5%    5.0%
 9307 West Sam Houston Parkway
 Houston, TX 77099
Marc D. Leve............................     200,000      2.4%    2.2%    2.0%
 264 Lexington Avenue
 New York, NY 10016
Yeon Hong...............................     200,000      2.4%    2.2%    2.0%
 622A Bruce Street
 Ridgefield, NJ 07657
All officers and directors as a group (7
 persons)...............................   8,050,000     97.0%   88.0%   80.5%

--------
(1) Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of our common stock beneficially owned by them.

   Messrs. Lane, Braun and Primo may be deemed to be our "parents" and "promoters", as such terms are defined under the federal securities laws.

                           DESCRIPTION OF SECURITIES

General

   Our authorized capitalization consists of 30,000,000 shares of common stock, par value $.01 per share, and 5,000 shares of preferred stock, par value $.01 per share. As of the date of this prospectus, 8,300,000 shares of common stock are outstanding, held of record by 15 persons. No shares of preferred stock are currently outstanding.

Units

   Each unit consists of one share of common stock and one warrant, each warrant entitling the holder to purchase one share of common stock. The common stock and warrants will begin to trade separately on the 31st day after the sale of at least 850,000 units or on such earlier date as may be determined by the underwriter.

Common Stock

   Each stockholder of record is entitled to one vote for each share of our common stock owned by that stockholder on all matters properly submitted to the stockholders for their vote. Our certificate of incorporation does not provide for cumulative voting for the election of our directors, with the result that stockholders owning or controlling more than 50% of the shares voted for the election of directors can elect all of the directors. Subject to the dividend rights of holders of preferred stock, holders of common stock are entitled to receive dividends when, as and if declared by our board out of funds legally available for this purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to receive on a pro rata basis any assets remaining available for distribution after payment of our liabilities and after provision has been made for payment of liquidation preferences to all holders of preferred stock. Holders of common stock have no conversion or redemption provisions or preemptive or other subscription rights. The outstanding shares of common stock are, and the shares of common stock included in the units, when issued and paid for as set forth in this prospectus, will be, fully paid and nonassessable.

Preferred Stock

   Our certificate of incorporation authorizes us to issue 5,000 shares of so-called "blank check" preferred stock having rights senior to our common stock. Our board is authorized, without further stockholder approval, to issue preferred stock in one or more series and to fix the stock's rights, preferences, privileges and restrictions, including dividend rights, conversion rights, voting rights, redemption terms and liquidation preferences, and to fix the number of shares constituting any series and the designations of these series.

   The issuance of preferred stock may have the effect of delaying or preventing a change of control of our management. Additionally, the issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the voting power or other rights of the holders of common stock. We currently have no plans to issue any shares of preferred stock.

Warrants

   Each warrant entitles the holder of record to purchase one share of our common stock at a price of $9.00 per share, subject to adjustment in certain circumstances, at any time until the warrants expire at 5:00 p.m., New York City time, on April 12, 2002.

   We may redeem the warrants, in whole and not in part, at our option, at a price of $.05 per warrant at any time after their issuance upon not less than 30 days' prior written notice to the warrantholders, provided that the reported closing bid price of the common stock equals or exceeds $12.00 per share, for the 20 consecutive trading days ending on the third business day prior to our giving notice of redemption to warrantholders. The warrantholders shall have exercise rights until the close of business on the date fixed for redemption.

   The warrants will be issued in registered form under a warrant agreement between us and American Stock Transfer & Trust Company, as warrant agent. We refer you to the Warrant Agreement, which has been filed as an exhibit to the Registration Statement on Form S-1 of which this prospectus is a part, for a complete description of the terms and conditions of the warrants.

   The exercise price and number of shares of common stock issuable on exercise of the warrants are subject to adjustment upon the occurrence of certain events such as stock dividends, or if we recapitalize, reorganize, merge with another company or consolidate. However, the warrants are not subject to adjustment for issuances of common stock at a price below their exercise price.

   We have the right, in our sole discretion, to decrease the exercise price of the warrants for a period of not less than 30 days on not less than 30 days' prior written notice to the warrantholders. In addition, we have the right, in our sole discretion, to extend the expiration date of the warrants on five business days' prior written notice to the warrantholders.

   Warrantholders may exercise warrants by surrendering the certificates evidencing warrants on or prior to the warrants' expiration date at the offices of the warrant agent, with the exercise form on the reverse side of such certificate completed and executed as indicated, accompanied by full payments of the exercise price, by certified check payable to foreignTV.com, Inc., to the warrant agent for the number of warrants being exercised. Warrantholders do not have the rights or privileges of holders of common stock.

   You will be unable to exercise your warrants unless we have filed with the SEC a current prospectus covering our shares of common stock underlying your warrants and such shares have been registered or qualified or deemed to be exempt under the securities laws of your state of residence. We will use our best efforts to have all shares so registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of the warrants, subject to the terms of the warrant agreement. While it is our intention to do so, we cannot assure investors that we will be able do so.

   No fractional shares will be issued upon exercise of the warrants. However, if a warrantholder exercises all warrants then owned of record by him, we will pay to such warrantholder, in lieu of the issuance of any fractional share which is otherwise issuable to such warrantholder, an amount in cash based on the market value of the common stock on the last trading day prior to the exercise date.

Dividends

   We have not paid any dividends on our common stock to date. Our payment of dividends in the future, if any, will be contingent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any future dividends will be within the discretion of our board. It is the present intention of our board to retain all earnings, if any, for use in our business operations and, accordingly, we do not anticipate declaring any dividends in the foreseeable future.

Limitation of Liability

   As permitted by the Delaware General Corporation Law, our Certificate of Incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, relating to unlawful payment of dividends or unlawful stock purchases or redemption of stock or (iv) for any transaction from which the director derives an improper personal benefit. As a result of this provision, we and our stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

   Our certificate of incorporation and bylaws provide for the indemnification of our directors and officers and, to the extent authorized by the board in its sole and absolute discretion, employees and agents, to the fullest extent authorized by, and subject to the conditions set forth in the Delaware General Corporation Law, except that we will indemnify a director or officer in connection with a proceeding initiated by such person only if the proceeding was authorized by our board. The indemnification provided under our certificate of incorporation and bylaws includes the right to be paid the expenses, including attorneys' fees, in advance of any proceeding for which indemnification may be had, provided that the payment of such expenses incurred by a director, officer, employee or agent in advance of the final disposition of a proceeding may be made only upon delivery to us of an undertaking by or on behalf of the director, officer, employee or agent to repay all amounts so paid in advance if it is ultimately determined that the director or officer is not entitled to be indemnified.

   Under our bylaws, we have the power to purchase and maintain insurance on behalf of any person who is or was one of our directors, officers, employees or agents, against any liability asserted against the person or incurred by the person in any such capacity, or arising out of the person's status as such, and related expenses, whether or not we would have the power to indemnify the person against such liability under the provisions of the Delaware General Corporation Law. We currently have no plans to purchase director and officer liability insurance on behalf of our directors and officers.

Transfer Agent

   The transfer agent for our common stock and the warrant agent for our warrants is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

Shares Eligible for Future Sale

   Upon completion of this offering, we will have 9,150,000 shares of common stock outstanding if we sell the minimum number of units and 10,000,000 shares if all of the units are sold. Of these shares, 850,000 shares, assuming the minimum number of units are sold and 1,700,000 shares if all of the units are sold, will be freely tradeable without restriction or further registration under the Securities Act, except that any shares purchased by our affiliates, generally persons who have a control relationship with a company, will be subject to limitations of Rule 144. The remaining 8,300,000 shares will be restricted shares under the Securities Act. In addition, all holders of record of 10,000 or more restricted shares are subject to lock-up agreements with the underwriter which provide that their respective shares cannot be publicly offered for sale absent the underwriter's prior consent prior to September 12, 2000. The underwriter has advised us that it has no general policy with respect to the release of shares prior to the end of the lock-up period and has no present intention to waive or modify any of these restrictions.

   In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, including an affiliate of the Company, who has owned restricted shares of common stock beneficially for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class or, if the common stock is quoted on Nasdaq, the average weekly trading volume during the four calendar weeks preceding the date upon which notice of the sale is filed with the SEC, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied. A person who has not been one of our affiliates for at least the three months immediately preceding the sale and who has beneficially owned restricted shares for at least two years is entitled to sell such shares under Rule 144 without regard to any of the requirements described above.

   There has been no market for the common stock prior to this offering. We cannot predict what effect, if any, that either sales of restricted common stock or its availability for sale will have from time to time on then prevailing market prices. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market may adversely affect the market price for such common stock and could impair our ability to raise capital through the sale of our equity securities.

                                  UNDERWRITING

   As of the date of this prospectus, we will enter into an underwriting agreement with Westminster Securities Corporation, 19 Rector Street, New York, New York 10006, which will provide that the underwriter, acting on our behalf as our exclusive agent, will use its best efforts to sell a minimum of 850,000 units on an "all or none" basis. Such minimum number of units must be sold within a period of 90 days from the date of this prospectus, subject to an extension by mutual agreement for an additional period of up to 90 days, plus an additional 10 business days to permit clearing of funds deposited prior to the beginning of such 10-day period, or this offering will be terminated. If the underwriter successfully sells the minimum number of units, the underwriter will use its best efforts to sell up to an additional 850,000 units. The underwriter has made no commitment to purchase any of the units. The underwriting agreement also includes provisions providing for its termination by the underwriter upon the occurrence of certain conditions including, in the opinion of the underwriter, such adverse market conditions so as to make proceeding with this offering impractical.

   All subscriptions for units are to be made by wire transfer directly to Citibank, N.A., as escrow agent, or check payable to "Citibank, N.A., as Escrow Agent for foreignTV.com, Inc." and, when remitted to the underwriter, are to be deposited by the underwriter by noon of the next business day following receipt in an escrow account with Citibank, N.A., 120 Broadway, New York, New York 10271, pursuant to the terms of an escrow agreement entered into by us, the underwriter and the escrow agent. During the subscription period, subscribers for units will not be entitled to a return of their subscriptions. If payment for the minimum number of units is not deposited with the escrow agent within the subscription period, all escrowed funds will be promptly returned to subscribers, with interest. If payment for the minimum number of units is deposited with the escrow agent within the subscription period, such funds will be paid to us, less commissions and expense reimbursements payable to the underwriter. Until such time as the proceeds from the sale of units are actually received by us and certificates evidencing the common stock and warrants comprising the units delivered to purchasers, such purchasers will be deemed subscribers and not securityholders.

   Subject to the sale of the minimum number of units, we have agreed to pay the underwriter a cash commission of $.48 for each unit sold. In addition, we have agreed to pay the underwriter a non-accountable expense allowance of one and one half percent of the gross proceeds from the sale of the units and to pay all expenses in connection with qualifying the units and their underlying securities under the laws of such states as the underwriter may reasonably designate.

   The underwriter has advised us that it proposes to offer the units to the public at the public offering price set forth on the cover page of this prospectus. The underwriter has the right to offer the units through members of the National Association of Securities Dealers, Inc. and to foreign dealers who agree to be bound by the NASD's Rules of Fair Practice and may pay such dealers concessions for units sold by them as the underwriter may determine. The underwriter has informed us that it does not expect sales to its discretionary accounts to exceed five percent of the minimum number of units.

   The underwriter may sell a substantial portion of the units to purchasers who reside outside the United States. The effect of any such sales may decrease the size and scope of the domestic market for the units and their component securities, thereby limiting their liquidity.

   We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act.

   We have granted the underwriter the right for a period of 3 years from the date of this prospectus to have a representative of the underwriter present at all meetings of our board. Such representative will be entitled to receive the same notices and communications sent by us to our directors and to attend directors' meetings, but will not be entitled to vote at any such meetings. John O'Shea, the underwriter's president, will serve as the underwriter's representative.

   We have engaged the underwriter to act as our exclusive solicitation agent in connection with the exercise of the warrants. Upon the exercise of the warrants more than one year after the date of this prospectus, and to the extent not inconsistent with the guidelines of the NASD and the Rules and Regulations of the SEC, we have agreed to pay the underwriter a commission equal to 3% of the proceeds received by us from the exercise of the warrants. However, we will pay no compensation to the underwriter in connection with the exercise of the warrants if (a) the market price of the underlying shares of common stock is lower than the exercise price, (b) the warrants are held in a discretionary account, or (c) the warrants are exercised in an unsolicited transaction. In addition, absent an exemption afforded by the provisions of Regulation M under the Exchange Act, the underwriter will be prohibited from engaging in any market making activities or solicited brokerage activities with regard to any of our securities until the later of the termination of such solicitation activity or the termination by waiver or otherwise of any right the underwriter may have to receive a fee for the exercise of the warrants following such solicitation. The underwriter may employ subagents for such solicitation activity.

   In connection with this offering, we have agreed to sell to the underwriter, at nominal cost, an option to purchase up to 170,000 units. These units are substantially identical to those being publicly offered by us. Further, the underwriter's units are exercisable initially at $9.90 per unit for a period of two years commencing one year from the date of this prospectus. The exercise price of these units may be adjusted upon the occurrence of certain events, including any recapitalization, reclassification, stock dividend, stock split, stock combination or similar transaction. The units and their underlying securities will be restricted from sale, transfer, assignment or hypothecation for a period of one year from the date of this prospectus, except to officers or partners of the underwriter and members of the selling group and their officers or partners. We have agreed to use our best efforts to maintain an effective registration statement with respect to the underwriter's units and their underlying securities. In addition, the holders of these units have been granted one demand registration right under the Securities Act at our expense for a period of six years from the date of this prospectus, and "piggy back" registration rights under the Securities Act for a period of four years from the date of this prospectus with respect to those securities directly and indirectly issuable upon exercise of the units.

Pricing of this Offering

   Prior to this offering there has been no public market for any of our securities. Accordingly, the public offering price of the units and the terms of the warrants was determined by negotiation between us and the underwriter. Among the factors considered in determining the public offering price were

  . estimates of our business potential.

  . prevailing market conditions in the U.S. economy and in the industry in which we propose to compete.

  . the market capitalization and stages of other companies which the underwriter believes to be comparable to us.

  . an assessment of our management.

                                 LEGAL MATTERS

   The validity of our securities will be passed upon on our behalf by Cooperman Levitt Winikoff Lester & Newman, P.C., New York, New York. Certain legal matters will be passed upon for the Underwriter by Victor Edwin Stewart, Esq., Ridgewood, New Jersey. Members of Cooperman Levitt beneficially own 40,000 shares of our common stock.

                                    EXPERTS

   The financial statements included in this prospectus have been audited by Martin A. Weiselberg, independent certified public accountant, as indicated in his report with respect thereto, and are included herein in reliance upon his authority as an expert in accounting and auditing in giving said report. Reference is made to said report which includes an explanatory paragraph with respect to the fact that our ability to commence operations is dependent upon, among other factors, the success of this offering or other fundraising activities.

                             ADDITIONAL INFORMATION

   We have filed a registration statement, including exhibits, schedules and amendments, with the SEC pursuant to the Securities Act with respect to this offering of our securities. This prospectus is part of the registration statement but does not contain all of the information in the registration statement. We refer you to the registration statement for further information about us, our securities and this offering. Statements in this prospectus about documents filed as exhibits to the registration statement are necessarily summaries of these documents, and each of these statements is qualified in its entirety by reference to the copy of the applicable document filed with the SEC. The registration statement is available for inspection at the SEC's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. The public may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site that contains the registration statement. The address of the SEC's Internet site is "http://www.sec.gov."

                          INDEPENDENT AUDITOR'S REPORT

TO foreignTV.com, Inc.

   We have audited the accompanying balance sheet of foreignTV.com, Inc. (a corporation in the development stage) as of December 31, 1998, and the related statement of changes in shareholder's equity for the period from November 12, 1998 (date of inception) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of foreignTV.com, Inc. as of December 31, 1998, and changes in shareholders' equity for the period from November 12, 1998 (date of inception) to December 31, 1998 in conformity with generally accepted accounting principles.

   The accompanying financial statements have been prepared assuming that the company will continue as a going concern. As shown in the accompanying financial statements the company is a development stage enterprise with no significant operating results to date. The factors discussed in Note 1 to the financial statements raise substantial doubt as to the ability of the Company to continue as a going concern. Management's plans in regards to those matters are also described in Note 1. The financial statements do not include any adjustment that might result from the outcome of this uncertainty.

                                                Martin A. Weiselberg, CPA

January 28, 1998
New York, New York
                              foreignTV.com, Inc.
                    (a corporation in the development stage)

                                 BALANCE SHEET

                                DECEMBER 31,1998

                                     ASSETS

Current Assets
  Deferred Offering Costs.............................................. $ 6,670
                                                                        -------
    Total Assets....................................................... $ 6,670
                                                                        =======

                      LIABILITIES AND SHAREHOLDERS' EQUITY
Due To Officer.........................................................   6,670
                                                                        -------
      Total Liabilities................................................   6,670
                                                                        -------

Shareholders' equity
  Preferred Stock, $.01 par value;
    Authorized 5,000 shares, issued and outstanding -0- shares.........     --
  Common Stock, $.01 par value;
    Authorized 30,000,000 shares, issued and outstanding 8,300,000.....  83,000

Additional Paid In Capital.............................................     --
                                                                        -------
                                                                         83,000

Less Subscriptions Receivable.......................................... (83,000)
                                                                        -------
      Total Shareholders Equity........................................     --
                                                                        -------
                                                                        $ 6,670
                                                                        =======


   The accompanying notes are an integral part of these financial statements.

                              foreignTV.com, Inc.
                    (a corporation in the development stage)

                  STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

           FOR THE PERIOD FROM NOVEMBER 12, 1998 (date of inception)
                              TO DECEMBER 31, 1998

                                     Common Stock     Additional     Total
                                   -----------------   Paid In   Shareholders'
                                    Shares   Amount    Capital      Equity
                                   --------- -------  ---------- -------------
Beginning Balance                        --      --       --            --

Issuance Of Common Stock for
 Subscriptions.................... 8,300,000 $83,000    $ --        $83,000

Less subscriptions receivable.....       --  (83,000)     --        (83,000)

Balance at December 31,1998....... 8,300,000 $   --     $ --        $   --
                                   ========= =======    =====       =======



   The accompanying notes are an integral part of these financial statements.

                              ForeignTV.com Inc.

                         NOTES TO FINANCIAL STATEMENTS

1--Organization

   foreignTV.com, Inc. (the "Company"), a Delaware corporation in the development stage, was founded on November 12, 1998. The Company was organized to develop opportunities as an Internet broadcaster specializing in international content not available from other sources. The Company proposes to develop a network of Internet web sites, using domain names that will be licensed or otherwise acquired to offer viewers foreign newscasts and other programming produced in various locations throughout the world.

   The Company is currently in the development stage. All activities of the Company to date relates to its formation and proposed fund raising. For the period from November 12, 1998 (date of inception) through December 31, 1998 there were no material operations or cash activities on the part of the Company.

   The Company's ability to commence operations is contingent upon its ability to obtain financing through a public offering (the "Proposed Offering") of the Company's common stock. Note 8 discusses the details of the Proposed Offering.

   Upon completion of the Proposed Offering the Company will not satisfy the criteria for qualifying its securities in the NASDAQ system. The Company's securities will be traded in the over the counter market. It is anticipated that they will be quoted on the OTC Bulletin Board, an NASD sponsored and operated inter-dealer automated quotation system for equity securities not included on the NASDAQ stock market, as well as in the NQB Pink Sheets published by National Quotation Bureau Incorporated. The OTC Bulletin Board was introduced as an alternative to "pink sheet" trading of over the counter securities. Although the Company believes that the OTC Bulletin Board has been recognized by the brokerage community as an acceptable alternative to the NQB Pink Sheets, there can be no assurance that the liquidity and prices of the Units and their component securities in the secondary market will not be adversely affected.

2--Summary Of Significant Accounting Policies

Income Taxes

   The Company account for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, " Accounting For Income Taxes" ("SFAS 109"). SFAS 109 requires a company to recognize deferred income tax liabilities and assets for the expected future tax consequences of events that have been recognized in a company's financial statements or tax returns.

   Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and the tax basis of assets and liabilities using enacted tax rates in effect in the year in which the differences are expected to reverse. At December 31, 1998 there are no such differences.

Use Of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Effect Of Recently Issued Accounting Standards

   In June 1997 the Financial Accounting Standards Board ("FASB") issued two new disclosure standards.

                               ForeignTV.com Inc.

   SFAS No. 130 ("SFAS No. 130") "Reporting Comprehensive Income" established standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investment by owners and distributions to owners.

   SFAS No. 131 ("SFAS No. 131") "Disclosure About Segments of an Enterprise and Related Information", which supersedes SFAS No.14 "Financial Reporting for Segments of a Business Enterprise", establishes standards for the way that public enterprises report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public.

   Both of these new standards are effective for financial statements for periods beginning after December 15, 1997 and require comparative information for earlier years to be restated. The Company's results of operations and financial position will be unaffected by implementation of these new standards.

   During February 1998 the FASB issued SFAS No.132 ("SFAS No. 132") "Employers Disclosure about Pensions and Other Postretirement Benefits", which standardizes the disclosure requirements for pension and other postretirement benefits. The adoption of SFAS No.132 in 1998 is not expected to impact the Company's current disclosure.

3--Preferred Stock

   The Company is authorized to issue preferred stock and to fix the rights, preferences, privileges, and restrictions thereof, including dividend rights, conversion rights, voting rights, redemption terms and liquidation preferences.

4--Subscriptions Receivables

   Subsequent to December 31, 1998, substantially all stock subscriptions were paid in full.

5--Supplemental Cash Flow Information

   No cash was paid for interest or income taxes for the period from November 12, 1998 (date of inception) through December 31, 1998.

   Noncash investing and financing activities for the period from November 12, 1998 (date of inception) through December 31, 1998 include the following:

      Payment by shareholders of offering costs on behalf of the
       Company....................................................... $ 6,670

6--License Agreements

   The Company entered into two license agreements with related parties for the sole and absolute use of certain Internet domain names. One of the agreements is with an officer and director of the Company and the other is with a not-for-profit organization whose board of directors is substantially identical to that of the Company. The term of the agreements is twenty five years through December 31, 2023 with an additional renewal period of twenty five years thereafter. The agreements require the Company to pay license fees which begin at $600 per domain name and escalate to $2,500 per domain name through the twenty fifth year of the agreement. Thereafter, the fee increase is based on the Consumer Price Index. The agreement with the not-for-profit organization also requires the Company to provide office space, on its premises, for up to four employees of the not-for-profit organization for up to three years.

                               ForeignTV.com Inc.

7--Stock Option Plan

   The Company's Board of Directors has approved a stock option plan (the "Plan"). The Plan, which is subject to shareholder approval, provides for issuance of up to 400,000 options (the "Options') to acquire shares of the Company's Common Stock.

   The Options are intended to qualify either as incentive stock options ("Incentive Stock Options") within the meaning of Section 422 of the Internal Revenue Code of 1986 or as options which are not intended to meet the requirements of such section ("Nonstatutory Stock Options"). The Options may be granted under the Plan to persons who, in the case of Incentive Stock Options, are key employees (including officers) of the Company or, in the case of Nonstatutory Stock Options, are key employees (including officers) and nonemployee directors of the Company, except that Nonstatutory Stock Options may not be granted to a holder of more than 10% of the total voting power of the Company.

   The exercise price of all Incentive Stock Options granted under the Plan must be at least equal to the fair market value of such shares on the date of grant or, in the case of Incentive Stock Options granted to the holder of 10% or more of the Company's Common Stock, at least 110% of the fair market value of such shares on the date of grant. The exercise price of all Nonstatutory Stock Options granted under the Plan shall be determined by the Board of Directors of the Company at the time of grant. The maximum exercise period for which the Options may be granted is ten years from the date of grant (five years in the case of Incentive Stock Options granted to an individual owning more than 10% of the Company's Common Stock). The aggregate fair market value (determined at the date of the option grant) of such shares with respect to which Incentive Stock Options are exercisable for the first time by the holder of the option during any calendar year shall not exceed $100,000.

   The FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" ("SFAS 123"), which will require companies either to reflect in their financial statements or reflect as supplemental disclosure the impact on earnings and earnings per share of the fair value of stock based compensation using certain pricing models for the option component of stock option plans. As of December 31, 1998, no options have been granted under the Plan. Disclosure, as required SFAS 123, will be made upon the issuance of options.

8--Proposed Initial Public Offering

   The Proposed Offering calls for the Company to offer for public sale up to 1,700,000 units (the "Units") at a price of $6.00 per Unit. Each Unit consists of one share of Common Stock, $.01 par value, and one redeemable warrant. Each warrant entitles the holder to purchase from the Company one share of Common Stock at an exercise price of $9.00. The warrants will be exercisable at any time, until they expire three years after the effective date of the Proposed Offering. The warrants may be redeemed by the Company, in whole or in part, at any time upon at least 30 days prior written notice to the registered holders, at a price of $.05 per warrant, provided that the closing bid price of the Common Stock was at least $12.00 for the 20 consecutive trading days ending on the third business day preceding the date of the Company's giving of notice of redemption to the warrantholders, and provided there is then a current registration statement in effect for the shares underlying the warrants.

   The Units are being offered for public sale on the Company's behalf by the Underwriter, as the Company's exclusive agent, on a "best efforts, all or none" basis as to the first 850,000 Units and, if such 850,000 Units are sold, on a "best efforts" basis as to the remaining 850,000 Units. The Underwriter has not committed to purchase any of the Units for its own account.

                               ForeignTV.com Inc.

   In connection with the Proposed Offering, the Company will sell to the Underwriter, for nominal consideration, warrants to purchase Units (the "Underwriter's Unit Warrants") at the rate of one Underwriter's Unit Warrant for each ten Units sold in the Proposed Offering, up to a maximum of 170,000 Underwriter's Unit Warrants. The units issuable upon exercise of the Underwriter's Unit Warrants are substantially identical to the Units except that they are not redeemable by the Company and expire five years after the effective date of the Proposed Offering. The Underwriter's Unit Warrants are exercisable at $6.60 per unit.

   As of December 31, 1998 the Company had recorded deferred charges of $6,670 relating to various expenses incurred in connection with the Proposed Offering. Upon consummation of the Proposed Offering these costs will be charged to equity. Should the Proposed Offering prove to be unsuccessful these deferred costs, as well as any other additional expenses that may be incurred, will be charged to operations.

9--Contingency

   The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act. The Company has also agreed to pay to the Underwriter an expense allowance on a non-accountable basis equal to 2% of the gross proceeds derived from the sale of the Units.

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 We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or to buy any securities in any jurisdiction where it is unlawful. The information in this prospectus is current only as of the date of this prospectus.

                               ----------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Summary..................................................................   1
Risk Factors.............................................................   5
Use of Proceeds..........................................................  12
Dilution.................................................................  13
Capitalization...........................................................  14
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  15
Proposed Business........................................................  16
Management...............................................................  27
Certain Transactions.....................................................  29
Principal Stockholders...................................................  30
Description of Securities................................................  31
Underwriting.............................................................  34
Legal Matters............................................................  35
Experts..................................................................  35
Additional Information...................................................  36
Financial Statements..................................................... F-1

                               ----------------

 Until July 12, 1999 (90 days after the date of this prospectus), all dealers that buy, sell or trade these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

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                          [LOGO] foreignTV.com, Inc.

                                1,700,000 Units


                                 -------------

                                   PROSPECTUS

                                 -------------


                      Westminster Securities Corporation



                              April 13, 1999



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